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EXHIBIT (99.8)

PUBLIC ACCOUNTS 2005-2006

VOLUME 1

CONSOLIDATED FINANCIAL STATEMENTS OF THE GOUVERNEMENT DU QUÉBEC

Fiscal year ended March 31, 2006

Published in accordance with section 86
of the Financial Administration Act (R.S.Q., c. A-6.001)

ISSN 0706-2869
ISBN 2-550-48166-6
ISBN 978-2-550-48166-9
ISBN 2-550-48167-4 (PDF)
ISBN 978-2-550-48167-6 (PDF)

Legal deposit — 4th quarter 2006
Bibliothèque nationale du Québec

To Her Excellency the Honourable Lise Thibault
Lieutenant-Governor of Québec
Parliament Building
Québec

Your Excellency,

The undersigned has the honour of presenting to Your Excellency the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2006.

Michel Audet
Minister of Finance

Québec, October 2006

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Mr. Michel Audet
Minister of Finance
Parliament Building
Québec

Dear Sir,

In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2006. These accounts have been prepared under section 86 of the Financial Administration Act (R.S.Q., c. A-6.001), in accordance with the Government's accounting policies.

Respectfully yours,

Carole Boisvert, CA
Comptroller of Finance

Québec, October 2006

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Table of contents

Presentation of the Public Accounts		9
Glossary		11
Statement of responsibility		15
Analysis of financial statements
1.	Highlights for the fiscal year	19
2.	Overview of the 2005-2006 Budget	20
3.	Risks and uncertainties	21
4.	Variance analysis	22
	Consolidated summary of operations	22
	Consolidated revenue	23
	Consolidated expenditure	26
	Consolidated budget balance	28
	Consolidated net financial requirements	28
	Government's financial assets and liabilities	30
	Change in the Government's total debt	31
5.	Results of the indicator analysis	33
Appendix — Financial statistics		40
Consolidated financial statements
Auditor General's report		43
Consolidated statement of operations		45
Consolidated statement of accumulated deficit		46
Consolidated statement of financial position		47
Consolidated statement of financial requirements and financing		48
Notes to financial statements		50

Appendices

1 —	Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund	77
2 —	Government agencies and special funds that have their own reporting entity	80
3 —	Government enterprises	83
4 —	Agencies and funds which conduct fiduciary transactions that are not included in the Government's reporting entity	84
5 —	Breakdown of revenue	85
6 —	Breakdown of expenditure	86
7 —	Short-term investments	87
8 —	Accounts receivable	88
9 —	Investment in Government enterprises	89
10 —	Long-term investments	97
11 —	Bank overdraft	98
12 —	Accounts payable and accrued expenses	99
13 —	Debts	100
14 —	Net debt	105
15 —	Fixed assets	106
16 —	Breakdown of contractual obligations	107
17 —	Contingencies	111
18 —	Summary of fiduciary transactions conducted by Government agencies and funds	116
19 —	Financial information on the health and social services and education networks, which are not included in the Government's reporting entity	118

Presentation of the Public Accounts

The 2005-2006 Public Accounts present the financial position of the Gouvernement du Québec and its operations. They include a financial analysis and a glossary to make them easier to understand and thus increase their usefulness and transparency.

The Ministère des Finances is aware that the use of indicators is extremely efficient for observing changes in the state of the Government's finances. Therefore, seven representative indicators are presented in the section "Analysis of the financial statements."

Preparing the Public Accounts requires the participation and collaboration of many employees from different Government departments, agencies and enterprises. We would like to thank all of them for their help in publishing this document.

Prior to the publication of the Public Accounts, the Ministère des Finances regularly informs the public about the state of the Government's finances and the results of its financial transactions.

The 2005-2006 Public Accounts present information on the actual results for fiscal 2005-2006. The original forecasts were presented in the 2005-2006 Budget of April 21, 2005 and were revised in the Quarterly Presentation of Financial Transactions as at September 30, 2005. The preliminary results were presented in the 2006-2007 Budget.

The Public Accounts for the fiscal year ended March 31, 2006 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the accounting policies established by the Conseil du trésor and pursuant to the provisions of section 86 of the Financial Administration Act (R.S.Q., c. A-6.001). They are published in two volumes.

Volume 1 — Consolidated financial statements of the Gouvernement du Québec

Volume 1 presents the consolidated financial statements of the Gouvernement du Québec, as well as a financial analysis that allows a better understanding of the transactions carried out in fiscal 2005-2006.

The consolidated financial statements consist mainly of the following:

•
A consolidated statement of operations, which presents the annual surplus or deficit arising from operations during the fiscal year. It discloses the Government's revenue, the cost of services and other current expenses, as well as the variance between the current fiscal year and the previous one.

•
A consolidated statement of accumulated deficit, which presents the change in accumulated deficits taking into consideration the results for the year and various restatements, where applicable.

•
A consolidated statement of financial position, which presents the financial resources of the Québec government as well as its obligations. It shows the net debt from which the net value of fixed assets must be subtracted to determine the accumulated deficit.

•
A consolidated statement of financial requirements and financing, which presents the change in liquid assets (cash and cash equivalents) and makes it possible to determine the Government's net financial requirements for the year.

•
Notes and appendices, which provide additional information on the items that make up the various consolidated statements and which are an integral part of the consolidated financial statements. The notes also include a summary of the main accounting policies used in preparing the consolidated financial statements.

The report of the Auditor General of Québec presents his opinion on the consolidated financial statements.

Volume 2 — Revenue, appropriations, expenditure and investments of the consolidated revenue fund and financial information on the special funds of the Gouvernement du Québec

Volume 2 is divided into three sections. The first two sections report on the operations of entities whose revenue is cashed into the Consolidated Revenue Fund or the Health Services Fund and entities whose operating activities are paid for out of these funds using appropriations allotted by Parliament. Such entities include Government departments, budget-funded agencies, the National Assembly and persons designated by it, and other portfolios. The third section presents summary financial information on the special funds.

Glossary

The following terms are used in the section "Analysis of the financial statements" and throughout the financial statements contained in this volume.

Accrual basis of accounting

An accounting method where, in determining an entity's net results, revenue and expenditure arising from transactions in a given year are taken into account when the revenue is earned and the expenditures incurred, without considering when the transactions were settled through cash receipts or disbursements or in any other manner.

Budget cycle

The budget cycle is defined by two main principles:

•
planning revenue and expenditure through the publication of the Budget Speech and the tabling of the Expenditure Budget; and

•
monitoring changes in revenue and implementing the Expenditure Budget.

Cash basis of accounting

An accounting method where revenue is recognized when it is received and expenditure is charged to results for the year in which it gives rise to a disbursement.

Consolidated budget balance

The consolidated budget balance represents the difference between consolidated budgetary revenue and expenditure, taking the budgetary reserve into account.

Consolidated Revenue Fund

The Consolidated Revenue Fund consists of funds collected or received from various sources and over which Parliament has a right of allocation. It comprises Government departments as well as the budget-funded agencies listed in Schedule 1 of the Financial Administration Act.

Consolidation methods

Line-by-line consolidation method

The accounts of the Consolidated Revenue Fund and the other entities included in the Government's reporting entity, with the exception of Government enterprises, are standardized and combined line by line in accordance with the Government's accounting policies.

Glossary (cont'd)

Modified equity method

A consolidation method where investments in Government enterprises are recorded at cost, which is adjusted annually by the Government's share in the results of these enterprises with an offsetting entry to revenue and reduced by the portion of dividends that are paid or declared by an enterprise to the Government. The criteria that define a Government enterprise are presented in the notes to the financial statements.

Derivative instruments

Instruments whose value fluctuates depending on an underlying interest, regardless of whether the underlying interest is actually held or issued.

Direct debt

Direct debt corresponds to borrowings contracted on financial markets to meet the financial requirements of the Consolidated Revenue Fund and consolidated organizations.

Financial assets

Financial assets consist mainly of accounts receivable, temporary investments, investments in Government enterprises and long-term investments.

Financial instruments

Liquid assets, equity securities in an entity, or contracts that are both a source of financial assets for one of the two contracting parties and a source of financial liabilities or equity instruments for the other contracting party.

Government accounting policies

The Government's accounting policies define how financial transactions are recorded in its books and adequately reported to the general public. These policies were enacted by a decision of the Conseil du trésor.

Gross domestic product (GDP)

The value of all goods and services produced within the geographical limits of a country or a territory during a given period.

Indicators

Tools of measurement that make it possible to monitor and assess the attainment of an objective, the implementation of a strategy or the accomplishment of a task or an activity.

Glossary (cont'd)

Missions

The basic activity areas of a government that constitute its raison d'être. In Québec, there are six missions: Health and Social Services, Education and Culture, Support for Individuals and Families, Economy and Environment, Administration and Justice, and Debt Service.

Net debt

Net debt consists of accumulated operating deficits and the net value of fixed assets. It corresponds to the difference between the Government's financial assets and its liabilities.

Net financial requirements

The Government's net financial requirements are the net resultant of liquid assets required for operating and investment activities.

Non-financial assets

Assets available at the end of the year that normally cannot be converted into money for repaying the debt without disrupting the State's operations.

Own-source revenue

Total own-source revenue consists of revenue from income and property taxes, consumption taxes, duties, permits and forfeitures, as well as revenue from Government enterprises.

Pre-financing

Borrowings contracted during the year with an offsetting entry to cash for the financial requirements of the following year.

Reporting entity

The Government's reporting entity encompasses departments, agencies, enterprises and special funds which must account for the management of their financial transactions and resources to a minister or directly to the National Assembly and which are part of the Government or under its control.

Retirement Plans Sinking Fund (RPSF)

Under the Financial Administration Act, the Minister of Finance may make long-term investments by depositing money from the Consolidated Revenue Fund with the Caisse de dépôt et placement du Québec, up to an amount equal to the sums recorded as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans.

Glossary (cont'd)

Total debt

The Government's total debt consists of the direct debt and the net pension plans liability. The Retirement Plans Sinking Fund, an asset that will eventually be used to pay the pension benefits of public and parapublic sector employees, is subtracted from the pension plans liability.

Transfer payments

Funds transferred by a government to an individual, an organization or another government for which the transferring government:

  i)
  does not receive any goods or services in return, contrary to what occurs in purchase/sale transactions;

  ii)
  does not plan to receive income, as it would with an investment.

Statement of responsibility

The Government is responsible for the integrity and objectivity of the consolidated financial statements prepared by the Comptroller of Finance for the Minister of Finance in accordance with the Financial Administration Act (R.S.Q., c. A-6.001, s. 86). The analysis of the financial statements contained in Volume 1 was also prepared by the Québec government.

To fulfil its accounting and financial reporting responsibilities, the Government maintains systems of financial management and internal control designed to provide reasonable assurance that transactions are duly authorized by Parliament and properly executed and recorded.

The Comptroller of Finance takes care of Government accounting and obtains all the information needed to meet its accounting requirements from Government departments, agencies, enterprises and funds.

The Government submits its consolidated financial statements for audit assurance to the Auditor General who, in his report to the National Assembly, states the nature and scope of his audit as well as his opinion.

The financial statements are part of the Public Accounts tabled annually in the National Assembly by the Minister of Finance.

On behalf of the Gouvernement du Québec,

Jean Houde Deputy Minister of Finance	Carole Boisvert, CA Comptroller of Finance

Québec, October 11, 2006

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ANALYSIS

OF

FINANCIAL STATEMENTS

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1.     Highlights for the fiscal year

•
Real gross domestic product (GDP) for 2005 grew by 2.2%, while the Budget of April 21, 2005 forecast an increase of 2.4%.

•
Actual results show an annual surplus of $37 million.

•
Consolidated revenue amounts to $60 034 million, or $1 420 million more than anticipated in the Budget of April 21, 2005.

•
Consolidated expenditure amounts to $59 997 million, or $1 383 million more than forecast on April 21, 2005. This represents an increase of 4.3% compared with the previous fiscal year.

•
Consolidated financial requirements were reduced to $209 million, down $225 million compared with the 2005-2006 Budget.

•
The Government's total debt has been revised upward by $2 842 million since the Budget of April 21, 2005.

2.     Overview of the 2005-2006 Budget

In the 2005-2006 Budget, the Government committed itself to maintaining a balanced budget.

Own-source revenue, excluding revenue from Government enterprises, was expected to grow by 3.0%. This growth takes into account the full impact of the fiscal measures announced in previous budgets, as well as in the 2005-2006 Budget. The forecast also reflects the reductions in personal income tax.

Revenue from Government enterprises was forecast to grow by 3.7%. This increase, compared with the results achieved in 2004-2005, was based in particular on the anticipated rise in the profits of the Société des alcools du Québec, which had been affected the previous year by a strike on the part of its employees.

Revenue from Federal Government of Canada transfers was expected to grow by 4.1% in 2005-2006. This forecast stemmed notably from the increase in health transfers under the September 2004 agreement on health care and the federal contribution of $165 million for the funding of day care spaces.

The 2005-2006 Budget forecast that program spending would grow by 3.6%. This forecast was based on the fact that the program spending objective had been raised to take into account pay equity and the renewal of the collective agreements of Government employees.

In addition, the Government continued to include health and education among its main priorities. The Budget Speech of April 21, 2005 announced an increase of over $800 million in the health budget and over $300 million in the education budget. For fiscal 2005-2006, the spending forecasts for the "Health and Social Services" mission and the "Education and Culture" mission were $21.6 billion and $13.0 billion, respectively.

3.     Risks and uncertainties

The Government establishes its annual budget on the basis of economic forecasts. Any changes observed, particularly with regard to growth in the economy, the Consumer Price Index or interest rates, can cause actual results to differ from those forecast. For example, a 1% difference in nominal GDP has an impact of about $450 million on the Government's own-source revenue.

Federal Government of Canada transfers, which represented nearly 19% of the Government's total revenue in 2005-2006, are affected by revisions of economic, taxation or population data and by negotiations with the Federal Government of Canada, both of which are carried out on a regular basis. These revisions and negotiations can affect the level of revenue from Federal Government of Canada transfers.

As regards program spending, the level of spending allocated to certain programs is also related to the economic situation: for example, changes in the labour market affect the cost of employment assistance and income security programs. Similarly, in the realm of health, the aging of the population raises the risk of cost overruns for medication and public services.

In addition, fluctuations in interest rates and in the value of the Canadian dollar in relation to the other currencies that make up the debt have an impact on debt service.

Lastly, the Government is faced with pending or potential claims and lawsuits, which are discussed in Note 10 of the financial statements.

4.     Variance analysis

Consolidated summary of operations
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

	Budget Speech of April 21, 2005(1)	Actual results as at March 31, 2006	Change compared with Budget		Actual results as at March 31, 2005	Change compared with previous year
			$	%		$	%
Own-source revenue excluding revenue from Government enterprises	43 753	44 358	605	1.4	42 600	1 758	4.1
Revenue from Government enterprises	4 453	4 554	101	2.3	4 346	208	4.8

Own-source revenue	48 206	48 912	706	1.5	46 946	1 966	4.2
Government of Canada transfers(2)	10 408	11 122	714	n/a	9 939	1 183	n/a

Total revenue	58 614	60 034	1 420	n/a	56 885	3 149	n/a

Expenditure (excluding debt service)
Health and Social Services	21 647	21 984	337	1.6	20 923	1 061	5.1
Education and Culture	12 953	13 045	92	0.7	12 538	507	4.0
Other missions(3)	16 341	17 409	1 068	6.5	16 639	770	4.6

	50 941	52 438	1 497	2.9	50 100	2 338	4.7
Debt service	7 673	7 559	(114)	(1.5)	7 449	110	1.5

Total expenditure	58 614	59 997	1 383	2.4	57 549	2 448	4.3

ANNUAL SURPLUS (DEFICIT)	—	37	37		(664)	701

(1)
These data include, in addition to the Consolidated Revenue Fund, the revenue and expenditure of specified purpose accounts and the Government's organizations and special funds.

(2)
Accrual accounting was implemented on a prospective basis as of 2005-2006 for revenue from Federal Government of Canada transfers. Therefore, it is not appropriate to compare federal transfer revenue for 2005-2006, which is on an accrual basis, with that for 2004-2005, which is on a cash basis.

(3)
The other missions are: "Economy and Environment", "Support for Individuals and Families", and "Administration and Justice".

4.     Variance analysis (cont'd)

Consolidated revenue

Comparison of actual results with the Budget

Own-source revenue, excluding revenue from Government enterprises, is $605 million more than forecast in the 2005-2006 Budget. This rise consists of increases with respect to corporate taxes, miscellaneous revenue, and duties and permits, which are offset in part by a drop in consumption taxes.

The growth of $101 million in revenue from Government enterprises is due mainly to a $198-million rise in Hydro-Québec's profits, which is offset by a decline of $25 million in the profits of the Société des alcools du Québec and of $72 million in those of other enterprises.

As for the $714-million increase in Federal Government of Canada transfers, it can be attributed primarily to:

•
the adoption of accrual accounting, which led to an estimated increase of $219 million, the breakdown of which is presented in the Quarterly Presentation of Financial Transactions as at September 30, 2005;

•
the reduction in federal personal income tax, retroactive to January 1, 2005, which had a positive impact of $181 million on revenue from Federal Government of Canada transfers.

This revision also takes into account a federal contribution of $200 million allocated under the specified purpose accounts for implementing Québec's parental insurance plan.

4.     Variance analysis (cont'd)

Comparison of actual results with the previous fiscal year

The increase of $1 966 million, or 4.2%, in own-source revenue can be attributed mainly to the following factors:

•
a rise of $534 million, or 12.6%, in corporate taxes, resulting from the growth in the profits of corporations in 2004 and 2005, which led to an increase in instalments payable in 2005-2006;

•
an increase of $477 million, or 25.7%, in revenue from the sale of goods and services, stemming in particular from the $133-million gain realized by Investissement Québec on the sale of its investment in the Québec Cartier Mining Company and from the additional revenue of consolidated organizations;

•
an increase of $384 million, or 4.1%, in sales tax, because of the vitality of household spending;

•
a rise of $208 million, or 4.8%, in revenue from Government enterprises, primarily as a result of growth in the profits of the Société des alcools du Québec and the Société générale de financement du Québec;

•
an increase of $132 million, or 0.8%, in revenue from personal income tax, mainly because of a rise in personal income that is partly offset by the impact of the fiscal measures announced in previous budgets.

Accrual accounting was implemented on a prospective basis as of 2005-2006 for revenue from Federal Government of Canada transfers. Therefore, it is not appropriate to compare federal transfer revenue for 2005-2006, which is on an accrual basis, with that for 2004-2005, which is on a cash basis.

4.     Variance analysis (cont'd)

Consolidated revenue
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

(1)
Certain 2005 figures were reclassified for consistency with the presentation adopted in 2006.

4.     Variance analysis (cont'd)

Consolidated expenditure

Comparison of actual results with the Budget

For 2005-2006, consolidated expenditure excluding debt service is $1 497 million higher than forecast in the 2005-2006 Budget. Program spending was revised upward to take into account, among other things, increases of $648 million in additional spending by consolidated organizations and the specified purpose accounts, $380 million in the Ministère du Revenu's doubtful accounts expenditure, $140 million in the allowance for losses on guaranteed financial initiatives and $108 million in the expenditure recorded for pay equity.

Debt service is down $114 million compared with the forecast. This decrease stems notably from the better-than-anticipated performance of the Canadian dollar in relation to the various currencies that make up the debt and from lower-than-forecast interest rates. However, the revision was offset by an increase in the interest on the pension plans because of a rise in the Government's actuarial obligations with respect to these plans and in the interest rate applicable to these obligations.

Comparison of actual results with the previous fiscal year

The increase of $2 338 million, or 4.7%, in expenditure excluding debt service can be attributed primarily to the following factors:

•
a rise of $1 061 million, or 5.1%, in the "Health and Social Services" mission, which reflects the Government's efforts to improve direct services to the population;

•
a rise of $507 million, or 4.0%, in the "Education and Culture" mission, primarily because of the additional $321 million injected for educational success, as announced in April 2005;

•
an increase of $770 million, or 4.6%, in "Other missions," which can be attributed mainly to the $200 million allocated under the specified purpose accounts for implementing Québec's parental insurance plan, $167 million in additional contributions to the Canadian Agricultural Income Stabilization Program, and $140 million for the allowance for losses on guaranteed financial initiatives.

Lastly, the debt service expenditure is $110 million, or 1.5%, higher than in 2004-2005, owing mainly to an increase in interest charges relating to consolidated organizations.

4.     Variance analysis (cont'd)

Consolidated expenditure
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

(1)
Certain 2005 figures were reclassified for consistency with the presentation adopted in 2006.

4.     Variance analysis (cont'd)

Consolidated budget balance

The actual results for fiscal 2005-2006 show an annual surplus of $37 million. In accordance with the provisions of the Balanced Budget Act (R.S.Q., c. E-12.00001), the Minister of Finance must report to the National Assembly on the surplus or overruns realized during the fiscal year in relation to the objectives set by the Act.

Pursuant to the Balanced Budget Act, the accumulated surplus at the end of fiscal 2005-2006 breaks down as follows:

Accumulated surplus pursuant to the Balanced Budget Act
(in millions of dollars)

	2006		2005
	Budget	Actual data	Actual data
Accumulated surplus, beginning of year	155	155	819
Surplus (overrun) reported for the year		37	(664)

Accumulated surplus, end of year	155	192	155

Consolidated net financial requirements

The $225-million improvement in consolidated net financial requirements compared with the 2005-2006 Budget is explained essentially by:

•	the annual surplus of $37 million.

•	the decrease of $188 million in net financial requirements stemming from consolidated non-budgetary transactions is due to:

	—	a $516-million rise in "Other accounts," which results essentially from a decrease in accounts payable and accrued expenses stemming mainly from the adoption of accrual accounting for revenue from Federal Government of Canada transfers;

	—	a $334-million decline in "Investments, loans and advances" resulting from the lower-than-anticipated value of the Government's investment in its enterprises and of long-term investments;

4.     Variance analysis (cont'd)

—	a $294-million decrease in "Pension plans", which reflects the growth in pension costs and in the interest on the pension plans that does not give rise to payments.

Consolidated net financial requirements
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

	Budget Speech of April 21, 2005	Actual data	Change compared with Budget
Annual surplus		37	37
Consolidated non-budgetary transactions
Investments, loans and advances	(1 517)	(1 183)	334
Fixed assets	(1 242)	(1 166)	76
Pension plans	2 016	2 310	294
Other accounts	309	(207)	(516)

Consolidated non-budgetary transactions	(434)	(246)	188

CONSOLIDATED NET FINANCIAL REQUIREMENTS	(434)	(209)	225

4.     Variance analysis (cont'd)

Government's financial assets and liabilities
AS AT MARCH 31, 2006
(in millions of dollars)

4.     Variance analysis (cont'd)

Comparison of actual results with the previous fiscal year

The difference between the Government's financial assets and its liabilities corresponds to the net debt. As at March 31, 2006 the net debt amounted to $104 683 million, or $5 641 million more than the previous fiscal year.

Financial assets grew by $1 097 million in fiscal 2005-2006, essentially because of increases of $1 250 million in investment in Government enterprises and $626 million in accounts receivable, which are partly offset by a $745-million decrease in advances to the health and social services and education networks and Government enterprises. The breakdown of the Government's financial assets is presented in appendices 7 to 10 of the consolidated financial statements.

The Government's liabilities consist mainly of direct debt, pension plans, debt contracted to finance the networks, and accounts payable and accrued expenses. The growth of the Government's liabilities in 2005-2006 is due primarily to an increase in accounts payable and accrued expenses, and in the Government's total debt.

The following table shows the change in the Government's total debt compared with the forecast in the 2005-2006 Budget and the change compared with the previous fiscal year.

Change in the Government's total debt
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

	Budget Speech of April 21, 2005	Actual results as at March 31, 2006		Change compared with Budget	Actual results as at March 31, 2005		Change compared with previous year
Direct debt(1)	82 568	87 962	(2)	5 394	83 479	(2)	4 483
Pension plans liability	56 675	57 193		518	54 619		2 574
Retirement Plans Sinking Fund	(19 493)	(22 563)		(3 070)	(18 333)		(4 230)

Net pension plans liability	37 182	34 630		(2 552)	36 286		(1 656)

TOTAL DEBT	119 750	122 592		2 842	119 765		2 827

(1)
Includes deferred foreign exchange losses (gains).

(2)
Includes pre-financing.

4.     Variance analysis (cont'd)

Comparison of actual results with the Budget

The $5 394-million upward revision of the direct debt, compared with the figure announced in the 2005-2006 Budget, is explained mainly by borrowings of $3 000 million to make deposits in the Retirement Plans Sinking Fund. This revision also takes into account pre-financing for a total of $2 684 million.

The $3 070-million increase in the assets of the Retirement Plans Sinking Fund is due essentially to these deposits.

Comparison of actual results with the previous fiscal year

Accordingly, as at March 31, 2006, the Government's total debt amounted to $122 592 million, an increase of $2 827 million since March 31, 2005. The main factors responsible for this increase are as follows:

•
total investments of $2 127 million in fixed assets which, less the $961-million depreciation expenditure and loss in value, increased the net value of these assets by $1 166 million;

•
the $1 250-million increase in Government investments in its enterprises (especially Hydro-Québec), owing mainly to the fact that the profits of such enterprises are not paid out as dividends.

5.    Results of the indicator analysis

The financial indicator analysis shows that the state of the Government's finances has improved since 1997-1998. Indeed, the indicators reveal that the Government's ability to meet its commitments is greater than before. Moreover, the financial risk management policy has made the Government less vulnerable to foreign exchange rate fluctuations on financial markets.

Indicator 1: Total debt to gross domestic product (GDP)

The total Government debt to GDP indicator illustrates the Government's relative level of indebtedness.

The debt to GDP indicator has improved constantly since 1998, from 52.2% as at March 31, 1998 to 42.9% as at March 31, 2006. This reduction in the weight of the debt in the economy stems from the fact that a balanced budget was maintained in a context of sustained economic growth over that period.

TOTAL GOVERNMENT DEBT(1)

(as a % of GDP)

(1)
Total debt excluding pre-financing and deferred foreign exchange losses (gains).

5.    Results of the indicator analysis (cont'd)

Indicator 2: Change in consolidated budget balance

The consolidated budget balance is the difference between consolidated revenue and expenditure. This indicator shows the extent to which the Government is able to meet its annual financial obligations from its revenue (own-source revenue and federal transfers). It also shows the extent to which the Government can meet its balanced budget forecasts.

The Government has complied with the Balanced Budget Act (R.S.Q. c. E-12.00001) ever since this legislation was introduced. Indeed, the deficits posted from 2001-2002 to 2004-2005 offset the budgetary surplus achieved in 2000-2001. It should be noted that Section 9 of the Act stipulates that "if the Government achieves a surplus in a fiscal year, it may incur overruns in subsequent fiscal years up to the amount of that surplus." The Government achieved a balanced budget in 2005-2006.

CONSOLIDATED BUDGET BALANCE

(in millions of dollars)

(1)
An amount of $950 million was posted to the budgetary reserve in 2000-2001 and was used in full in 2001-2002.

5.    Results of the indicator analysis (cont'd)

Indicator 3: Debt service to total revenue

The debt service to total revenue indicator measures the Government's ability to cover the cost of its borrowings from its revenue as a whole. It shows the extent to which the borrowings contracted limit the Government's ability to meet its commitments.

As at March 31, 1998, debt service represented 17.7% of total revenue, compared with 12.6% as at March 31, 2006. This represents a decrease of close to a third of the ratio within the space of eight years.

DEBT SERVICE

(as a % of total revenue)

5.    Results of the indicator analysis (cont'd)

Indicator 4: Own-source revenue to GDP

The own-source revenue to GDP indicator measures the proportion of collective wealth that the Government collects in the form of income tax and other taxes and of other revenue derived from its enterprises in particular. The Government's own-source revenue includes all revenue apart from transfers received from the Federal Government of Canada.

It can be noted that this ratio dropped steadily from 1998-1999 to 2001-2002, from 19.2% of GDP to 17.5% respectively. The indicator has remained stable since 2001-2002 and stands at 17.7% in 2005-2006. This means that the Government now collects a smaller proportion of collective wealth to finance public services.

OWN-SOURCE REVENUE

(as a % of GDP)

5.    Results of the indicator analysis (cont'd)

Indicator 5: Program spending to GDP

The program spending to GDP indicator reveals the relative importance of the cost of public services in the economy.

Program spending as a percentage of GDP fell from 18.9% in 1998-1999 to 17.9% in 2005-2006. This means that the size of the Government has decreased in relation to collective wealth as a whole.

PROGRAM SPENDING

(as a % of GDP)

5.    Results of the indicator analysis (cont'd)

Indicator 6: Transfers received from the Federal Government of Canada to total revenue

Transfers received from the Federal Government of Canada comprise equalization payments, payments from transfers for health care and for post-secondary education and other social programs, and amounts transferred by the federal government under various cost-sharing agreements. This indicator is used to measure the proportion of the Gouvernement du Québec's revenue that comes from the Federal Government of Canada.

The data on the following chart show that federal transfers are very volatile. In 1999-2000, the proportion of federal transfers in total revenue was 13.9%, an historic low compared with the proportion of nearly 29% observed in 1983-1984. In 2000-2001 and 2001-2002, the proportion grew substantially, to 18.9%. Since then it has remained fairly stable, standing at 18.5% in 2005-2006.

FEDERAL TRANSFERS
(as a % of total revenue)

5.    Results of the indicator analysis (cont'd)

Indicator 7: Debt in foreign currency to total debt

The debt in foreign currency to total debt indicator aims to highlight the Government's vulnerability to fluctuations in the Canadian dollar.

Over the past eight years, the proportion of total debt in foreign currency has declined sharply, from 21.7% in 1997-1998 to 8.0% in 2005-2006. This decrease makes the Government less vulnerable to fluctuations in the Canadian dollar in relation to other currencies.

DEBT IN FOREIGN CURRENCY(1)
(as a % of total debt)

(1)
Including pre-financing and excluding the balance of deferred foreign exchange losses (gains) and after taking into account the financial instruments used by the Government in managing its debt.

APPENDIX

Financial statistics (since the accounting reform)
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

This table presents the trends observed over the past nine years for several financial statement items. In addition, explanatory notes identify the changes made to previous financial statements.

Fiscal year	Revenue*	Expenditure*	(Deficit) or surplus		Total debt	Net debt(1)		Fixed assets	Accumulated deficit
2005-2006	60 034	59 997	37		122 592	(104 683)	(10)	12 984	(91 699)
2004-2005	56 885	57 549	(664)		119 765	(99 042)	(9)	11 818	(87 224)
2003-2004	54 530	54 888	(358)		116 214	(97 025)	(8)	10 735	(86 290)
2002-2003	52 225	52 953	(728)		114 578	(95 601)	(7)	9 716	(85 885)
2001-2002	50 011	50 939	(928)	(11)	107 486	(92 772)	(6)	8 234	(84 538)
2000-2001	50 628	49 251	1 377	(11)	104 860	(88 208)	(5)	7 166	(81 042)
1999-2000	46 828	46 821	7		101 281	(89 162)	(4)	6 693	(82 469)
1998-1999	46 034	45 908	126		102 106	(88 810)	(3)	6 233	(82 577)
1997-1998	41 548	43 705	(2 157)		98 535	(88 597)	(2)	6 016	(82 581)

*
Certain figures were reclassified for consistency with the presentation adopted in 2005-2006.

($M: millions of dollars)

(1)
Net debt represents total liabilities minus financial assets, recorded in the consolidated statement of financial position.

(2)
The net debt of ($64 833 M) as at April 1, 1997 was increased by ($21 607 M), including ($13 173 M) for the recording of unrecorded pension plan obligations, ($6 889 M) for the consolidation of Government enterprises, agencies and special funds, ($731 M) for the change to the method used to record borrowings, ($461 M) for the recording of public sector restructuring measures and ($353 M) for the recording of fixed assets.

(3)
The net debt was increased by ($339 M), including ($217 M) for fixed assets, ($25 M) for accounts payable and accrued expenses and ($97 M) for other accounts.

(4)
The net debt was increased by ($359 M) for fixed assets.

(5)
The net debt was increased by ($423 M), including ($473 M) for fixed assets, ($12 M) for sick leave and vacations and $62 M for investments in Government enterprises.

(6)
The net debt was increased by ($1 386 M), including ($1 068 M) for fixed assets, $88 M for the Government's share of enterprises' foreign exchange gains or losses, ($215 M) for the correction of the error made by the Canada Customs and Revenue Agency, ($65 M) for the change in the accounting policy for certain recoveries and ($126 M) for the recording of employer contributions in respect of obligations relating to sick leave and vacations, for the change in the status of a Government enterprise and for costs related to the improvement of premises. In addition, accounting changes made by Government enterprises increased the net debt by ($2 250 M), including ($1 338 M) for foreign currency translation and ($912 M) for the introduction of a provision for deviations in the real rate of return.

(7)
The net debt was increased by ($1 714 M), including ($1 482 M) for fixed assets, ($122 M) for the Government's share of enterprises' foreign exchange gains or losses and ($110 M) for a change in the application of the accounting policy for debts and an adjustment to the accounts receivable of a consolidated agency. In addition, accounting changes made by Government enterprises increased the net debt by ($387 M), including ($363 M) relating to the capping mechanism used in calculating deferred foreign exchange gains and losses on the basis of the real rate of return assumption.

(8)
The net debt was increased by ($1 059 M), including ($1 019 M) for fixed assets and ($40 M) for the Government's share of enterprises' foreign exchange gains or losses. In addition, a correction of the allowance for sick leave and vacations made by a Government enterprise increased the net debt by ($7 M).

(9)
The net debt was increased by ($1 353 M), including ($1 083 M) for fixed assets, ($126 M) following a reassessment of subsidies for school boards, ($147 M) for a correction to the allowance for doubtful accounts and $3 M for the Government's share of enterprises' foreign exchange gains or losses.

(10)
The net debt was increased by ($5 678 M), including ($1 166 M) for fixed assets, ($3 384 M) for the change in the accounting policy for revenue from Federal Government of Canada transfers, ($270 M) for a change in the application of the accounting policy for the allowance for losses on guaranteed financial initiatives, ($264 M) following the new actuarial valuations of the pension plans, ($552 M) for the change in the recording of revenue from registration fees, ($41 M) for the harmonization of the accounting policies of consolidated organizations and $24 M for the Government's share of the translation adjustments of Government enterprises. Restatements by Government enterprises raised the net debt by ($25 M).

(11)
Does not take the budgetary reserve of ($950 M) into account.

CONSOLIDATED FINANCIAL
STATEMENTS

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Auditor General's report

To the National Assembly,

I have audited the consolidated statement of the financial position of the Government of Québec as at March 31, 2006 as well as the consolidated statements of operations, accumulated deficit and financial requirements and financing of the fiscal year ended on that date. The Minister of Finance is responsible for the preparation of these financial statements. My responsibility is to express an opinion on these financial statements based on my audit.

Except for what is mentioned in the following paragraphs, I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the government, as well as evaluating the overall financial statement presentation.

  Reporting entity

  The government reporting entity, which is described in note 1 of its financial statements, does not include the entities of the education network and those of the health and social services network. The government should include those entities in its reporting entity since it controls them.

  Given the fact that the government did not compile all of the necessary information, I was unable to determine the effects of the non-inclusion of the entities of the education network and of the health and social services network in the financial statements. However, based on the information that I do have, the inclusion of these entities in the government's consolidated financial statements would have a significant impact on the financial information presented in those statements.

  Compliance with generally accepted accounting principles for the public sector

  These financial statements were prepared based on accounting policies determined by the government. Some of these policies differ from the accounting principles established by the Canadian Institute of Chartered Accountants (CICA) for the public sector. The use of these accounting principles could result in an increase or a decrease in the amounts of the annual surplus, the liabilities, the net debt and the accumulated deficits presented in these financial statements. However, as I do not have all of the information required to evaluate their impacts, I was unable to establish all of the effects of the application of these principles on the consolidated financial statements.

Auditor General's report (cont'd)

In view of the possible material effects on the financial statements of the elements described in the preceding paragraphs, I am unable to express an opinion whether these financial statements are presented fairly in accordance with Canadian generally accepted accounting principles.

In other respects, in accordance with the requirements of the Auditor General Act, I express the opinion that, except for the non-inclusion of the entities of the networks in the reporting entity, the effects of which I was unable to determine, these financial statements present fairly, in all material respects, the financial position of the Government of Québec as at March 31, 2006 and the results of its operations and the changes in its financial position for the fiscal year then ended, in accordance with the accounting policies of the Government of Québec set forth in note 1 of the consolidated financial statements. Moreover, I report that, in my opinion, except for the retroactive application of the changes to the accounting policies explained in note 2, these accounting policies have been applied on a basis consistent with that of the preceding fiscal year.

Other information and comments on the financial statements and on this report are presented in my Special report to the National Assembly concerning the audit of the consolidated financial statements of the Government of Québec for the fiscal year ended on March 31, 2006.

Renaud Lachance, CA
Auditor General of Québec

Québec, October 11, 2006

Consolidated statement of operations
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

		2006		2005
Appendix		Budget(1)	Actual results	Actual results
(Note 12)
5	REVENUE (Note 3)
	Income and property taxes	26 560	26 816	25 922
	Consumption taxes	12 939	12 609	12 414
	Duties and permits	1 303	1 506	1 479
	Miscellaneous	2 951	3 427	2 785
9	Revenue from Government enterprises	4 453	4 554	4 346

	Own-source revenue	48 206	48 912	46 946
	Government of Canada transfers	10 408	11 122	9 939

	Total revenue	58 614	60 034	56 885

6	EXPENDITURE
	Health and Social Services	21 647	21 984	20 923
	Education and Culture	12 953	13 045	12 538
	Economy and Environment	6 565	6 781	6 302
	Support for Individuals and Families	5 091	5 249	4 929
	Administration and Justice	4 685	5 379	5 408

	Sub-total	50 941	52 438	50 100
	Debt service	7 673	7 559	7 449

	Total expenditure	58 614	59 997	57 549

	ANNUAL SURPLUS (DEFICIT)	—	37	(664)

(1)
Based on the revenue and expenditure forecasts presented in the 2005-2006 Budget of April 21, 2005.

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

Consolidated statement of accumulated deficit
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

	2006		2005
	Budget(1)	Actual	Actual
PREVIOUSLY ESTABLISHED ACCUMULATED
DEFICIT, BEGINNING OF YEAR	(86 290)	(87 224)	(86 563)
Restatements (Note 2)	—	(4 511)	—
Government's share of restatements made by Government enterprises (Appendix 9)	—	(25)	—
Government's share of translation adjustments of Government enterprises	—	24	3
Annual surplus (deficit)	—	37	(664)

ACCUMULATED DEFICIT, END OF YEAR	(86 290)	(91 699)	(87 224)

(1)
Based on the revenue and expenditure forecasts presented in the 2005-2006 Budget of April 21, 2005.

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

Consolidated statement of financial position
AS AT MARCH 31, 2006
(in millions of dollars)

Appendix		2006		2005
FINANCIAL ASSETS
7	Short-term investments		2 927		2 970
8	Accounts receivable		9 575		8 949
9	Investment in Government enterprises		20 918		19 668
10	Long-term investments		2 808		2 877
	Deferred expenses related to debts		405		260
	Advances to the health and social services and education networks and Government enterprises (Note 7)		2 977		3 722
	Assets for financing the fixed assets of the health and social services and education networks (Note 8)		745		812

	TOTAL FINANCIAL ASSETS		40 355		39 258

LIABILITIES
11	Bank overdraft		227		216
12	Accounts payable and accrued expenses		13 695		9 660
	Deferred revenue		2 124		1 311
	Pension plans (Note 5)		34 630		36 286
13	Debt before deferred foreign exchange gain (loss) (Notes 6 and 7)	86 356		82 972
	Deferred foreign exchange gain (loss)	1 606	87 962	507	83 479

13	Debt to finance the health and social services and education networks and Governement enterprises (Notes 6 and 7)		2 977		3 722
13	Debt to finance the work of municipal bodies (Notes 6 and 7)		2 678		2 814
	Allowance for financing the fixed assets of the health and social services and education networks (Note 8)		745		812

	TOTAL LIABILITIES		145 038		138 300

14	NET DEBT		(104 683)		(99 042)
15	FIXED ASSETS (Note 4)		12 984		11 818

	ACCUMULATED DEFICIT		(91 699)		(87 224)

16	Contractual obligations (Note 9)
17	Contingencies (Note 10)
18	Summary of fiduciary transactions conducted by Government agencies and funds
19	Financial information on the health and social services and education networks that are not included in the Government's reporting entity

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

Consolidated statement of financial requirements and financing
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

	2006		2005
OPERATING ACTIVITIES
Annual surplus (deficit)		37		(664)
Items not affecting liquid assets
Doubtful accounts and other allowances	743		477
Sick leave and vacations	64		128
Depreciation and loss in value of fixed assets	961		871
Amortization of deferred expenses related to debts	35		25
Amortization of deferred foreign exchange (gain) loss	(126)		25
Amortization of discounts and premiums	144	1 821	105	1 631

		1 858		967
Changes in financial assets and liabilities related to operations		(1 030)		(556)

		828		411

Activities related to pension plans
Pension costs (Note 5)	1 682		1 596
Interest on pension plans (Note 5)	4 061	5 743	3 714	5 310

Benefits	(3 517)		(3 278)
Employee and independent employer contributions	84	(3 433)	102	(3 176)

		2 310		2 134

Liquid assets provided by operating activities		3 138		2 545

INVESTMENT ACTIVITIES
Changes in investment in Government enterprises
Investments made	(46)		(3)
Investments realized	29		80
Share in the results of enterprises entered as revenue less declared dividends	(1 234)	(1 251)	(940)	(863)

Changes in long-term investments
Investments made	(489)		(421)
Investments realized	520	31	275	(146)

Fixed assets
Acquisition	(2 224)		(1 985)
Disposal	97	(2 127)	31	(1 954)

Liquid assets used for investment activities		(3 347)		(2 963)

NET FINANCIAL REQUIREMENTS		(209)		(418)

Consolidated statement of financial requirements and financing (cont'd)
FISCAL YEAR ENDED MARCH 31, 2006
(in millions of dollars)

	2006		2005
FINANCING ACTIVITIES
Changes in debts
Borrowings made	11 569		12 404
Borrowings repaid	(7 179)	4 390	(7 026)	5 378

Activities related to pension plans
Changes in the Retirement Plans
Sinking Fund Payments	(3 000)		(3 202)
Reinvestment of Fund investment income	(1 230)	(4 230)	(927)	(4 129)

Liquid assets provided by operating activities		160		1 249
Changes in liquid assets(1)		49		(831)

NET FINANCING		209		418

(1)
Liquid assets include cash in bank (Appendix 11) and short-term investments (Appendix 7).

	2006	2005
Liquid assets, beginning of year	3 248	2 417
Change during the year	(49)	831

Liquid assets, end of year	3 199	3 248

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

Notes to financial statements

1.
Significant accounting policies

The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies disclosed below. When necessary, the information included in the consolidated financial statements is based on best estimates and judgments.

Reporting entity

The Government's reporting entity encompasses departments, agencies, enterprises and special funds which must account for the management of their financial transactions and resources to a Minister or directly to the National Assembly and which are part of the Government or under its control. They are listed in appendices 1, 2 and 3 of the financial statements and thus do not include the health and social services and education networks.

Fiduciary transactions conducted by certain agencies and funds are not included in the Government's reporting entity. These agencies and funds are listed in Appendix 4 of the financial statements.

Consolidation method

The accounts of the Consolidated Revenue Fund and the other entities included in the Government's reporting entity, with the exception of Government enterprises, have been standardized and combined line by line in accordance with the accounting policies disclosed below. Inter-entity transactions and balances have been eliminated.

Investment in Government enterprises is accounted for using the modified equity method. Therefore, investment in these enterprises is recorded at cost, which is adjusted annually by the Government's share in the results of these enterprises as a reduction of revenue, and reduced by the portion of dividends that are paid or declared by an enterprise and that accrue to the Government. A Government enterprise has all of the following characteristics:

a)
it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

b)
it is vested with the financial and administrative power to carry out commercial activities;

c)
its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government's reporting entity;

d)
it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources not included in the Government's reporting entity.

1.
Significant accounting policies (cont'd)

Measurement uncertainty

In preparing its financial statements, the Government must deal with the uncertainty inherent in measuring some of the items recognized or presented in the financial statements. The value of these elements is determined using estimates based on various assumptions.

The estimates are in turn based on the most reliable data available at the time the financial statements are prepared. They are adjusted annually according to new data that become available.

The main items for which estimates must be made are accounts receivable, long-term investments, accounts payable and accrued expenses, and pension plans.

Revenue

Revenue from income and property taxes, consumption taxes, duties, permits, fines and forfeitures is recorded in the fiscal year during which it is received, after deducting reimbursements and other amounts deductible under the applicable legislation. Assessments and amounts billed before the end of the fiscal year are entered as revenue. However, registration and driver's licence fees that have been received are recorded as revenue based on the period covered by the fees payable.

Revenue from Government of Canada transfers is recorded on an accrual basis. It is recognized as revenue in the fiscal year during which the events that give rise to the transfers occur, provided the transfers were authorized, the eligibility criteria were met and it is possible to make a reasonable estimate of the amounts involved. Sums received or receivable in regard to revenue that will be earned in a subsequent year are deferred and presented as liabilities.

Other revenue is recorded on an accrual basis. Interest income ceases to be recorded when there is no reasonable assurance that the principal or interest will be recovered.

Expenditure

Transfers are recorded in the fiscal year during which the events that give rise to them occur, insofar as the transfers have been authorized and once beneficiaries have met the eligibility criteria.

Expenditure includes the cost of goods and services acquired during the fiscal year, with the exception of fixed assets for which an annual depreciation is recorded.

1.
Significant accounting policies (cont'd)

Debt service interest charges resulting from transactions in foreign currency are translated into Canadian dollars at the rates in effect at the time of the transactions.

Financial assets

Short-term investments are recorded at cost and accounts receivable, loans and advances are recorded initially at cost and then brought down to their net recoverable value through valuation allowances.

Investment in Government enterprises is recorded using the modified equity method.

Other long-term investments are entered at cost and reduced by any durable loss in value. The loss in value is charged to operations for the fiscal year during which it is known.

Liabilities

Accounts payable and accrued expenses

Specified purpose accounts

The Financial Administration Act (R.S.Q., c. A-6.001) provides for the creation of specified purpose accounts in which amounts received in respect of a contract or an agreement calling for the allocation of funds to a specific purpose may be deposited. Consequently, certain amounts receivable or payable under shared-cost programs without fiscal compensation or as a result of third-party compensation are recorded in specified purpose accounts.

Sick leave and vacations

Obligations relating to sick leave and vacations owed to Government employees are recorded as liabilities. The annual change in this account is posted to expenditure.

Allowance for losses on guaranteed financial initiatives

Obligations resulting from borrowings and other guaranteed financial initiatives are recorded on the basis of probable losses, when such initiatives are authorized. The annual change in this allowance is posted to expenditure.

1.
Significant accounting policies (cont'd)

Probable losses on borrowings and other guaranteed financial initiatives, which have similar characteristics, are evaluated using an average rate based on past experience and the nature of the initiatives involved. However, when specific risks are identified for certain initiatives, the probable losses on these initiatives are evaluated on a case-by-case basis. Probable losses are revised annually.

Pension plans

Government pension plans are defined benefit pension plans. Within the context of preparing the Government's financial statements, obligations relating to vested benefits are evaluated using the actuarial projected benefit method prorated on service, according to the most probable assumptions set by the Government with regard, notably, to inflation, interest and employee remuneration. This method has been adjusted, however, to reflect the way in which benefits are earned by employees.

Total cost of plans

The annual cost of vested benefits for all pension plans, including the cost of changes to the plans, and the amortization of adjustments to estimates based on actuarial gains or losses are charged to expenditure, with an offsetting entry in the retirement plans account, i.e. pension plan liability. Changes to actuarial assumptions are included in the adjustments to estimates based on actuarial gains or losses.

In the case of the Government and Public Employees Retirement Plan (RREGOP), the Pension Plan of Management Personnel (PPMP), the Civil Service Superannuation Plan (CSSP), the Teachers Pension Plan (TPP), the Pension Plan of Certain Teachers (PPCT) and transfers from the TPP and the CSSP to RREGOP and the PPMP, adjustments to estimates based on actuarial gains or losses are amortized using the straight-line method over a period corresponding to the estimated average remaining years of service of participants in these plans as a whole. However, adjustments to estimates based on actuarial gains or losses for the other pension plans are amortized over a period corresponding to the estimated average remaining years of service of participants in each plan.

The total cost of the pension plans also includes interest charges on obligations relating to vested benefits, with an offsetting entry to liabilities in the retirement plans account.

1.
Significant accounting policies (cont'd)

Retirement Plans Sinking Fund (RPSF)

Under the Financial Administration Act (R.S.Q., c. A-6.001, s. 8), the Minister of Finance may make long-term investments, by way of a deposit with the Caisse de dépôt et placement du Québec, using part of the Consolidated Revenue Fund up to an amount equal to the sums recorded as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans. The RPSF's assets are recorded at a value based on their market value. The RPSF's annual investment income is calculated by applying the nominal interest rate used in the most recent actuarial valuation to the RPSF's balance at the end of the previous fiscal year.

During the actuarial valuations conducted every three years, discrepancies that can be attributed to differences between revenue recorded since the most recent actuarial valuations and investment income valuated at its market value at the end of the fiscal year are amortized using the straight-line method over a period corresponding to the estimated average remaining years of service of participants, i.e. the period applicable to restatements relating to estimates based on actuarial gains or losses.

The RPSF's investment income and the amortization of discrepancies observed in the course of actuarial valuations are subtracted in calculating interest charges on obligations relating to vested benefits.

Debts

Borrowings are recorded at the amount received at the time of issue, adjusted by the premium or discount amortization to obtain the amount of principal repayable at maturity. The amortization is calculated using the effective rate for each borrowing.

Issue expenses related to borrowings are deferred and amortized over the term of each borrowing using the straight-line method. The unamortized balance is included in deferred expenses related to debts.

Borrowings in foreign currency are translated into Canadian dollars at the rates in effect on March 31.

Foreign exchange gains or losses resulting from the translation of borrowings are deferred and amortized over the remaining term of each borrowing using the straight-line method.

1.
Significant accounting policies (cont'd)

Derivative instruments

The Government uses derivative instruments to manage foreign exchange and interest rate risks related to debts. These instruments are recorded at cost.

Derivative instruments used to manage the foreign exchange risk associated with the repayment of interest and principal on borrowings and with the cash management transactions such risk management entails, including currency swap contracts and foreign exchange forward contracts, are translated into Canadian dollars at the rates in effect on March 31. The components of these instruments, namely, financial assets and liabilities, are offset against one another and shown as "Debts" items.

Interest rate exchanges stemming from interest rate swap contracts used to change exposure to interest rate risk over the long term are reconciled with interest charges for the borrowings with which these swap contracts are associated.

Gains or losses on derivative instruments are deferred and amortized over the term of each contract. However, foreign exchange gains or losses on short-term contracts aimed at modifying the foreign exchange risk associated with long-term borrowings are amortized over the remaining term of the borrowing portfolio in the currency concerned using the straight-line method.

Debt Sinking Fund

Securities held by the sinking fund are recorded at the amount paid at the time of purchase, adjusted by the premium or discount amortization to obtain the amount of principal receivable at maturity. The amortization is calculated on the basis of the effective rate for each security.

The difference between the book value of a security and the amount received at the time of its disposal is charged to results.

Fixed assets

Fixed assets consist of acquired, built, developed or improved non-financial assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services.

They include land, buildings, facilities such as parks and outdoor recreational areas, complex networks such as dams, canals, roads and bridges, equipment such as vehicles and furniture, and the development of data processing systems.

1.
Significant accounting policies (cont'd)

Fixed assets are recorded at cost and depreciated — except for land, which is not depreciated — using a logical and systematic method over a period corresponding to their useful life. They are a component of net debt. Their cost includes financing charges capitalized during their construction, improvement or development.

The cost of fixed assets held under capital leases is equal to the present value of payments due. Works of art and historic property are not recorded as fixed assets but are mentioned in a note to the financial statements, and their cost is charged to expenditure for the fiscal year during which they are acquired.

Fixed assets acquired through donation or for a nominal fee are recorded at their fair value at the time of acquisition with an offsetting entry to deferred revenue liabilities, which are gradually transferred to operating results using the same term and method of amortization as for the fixed assets concerned. However, land is recorded at its nominal value.

Sums received from agencies not included in the Government's reporting entity for the purchase of fixed assets are recorded as deferred revenue liabilities and gradually transferred to operating results using the same term and method of amortization as for the fixed assets concerned. However, contributions received for the purchase of land are deducted from the latter's cost.

2.
Restatements

Revenue from Government of Canada transfers is now recorded on an accrual basis, that is, in the year to which it applies. Previously, it was recorded on a cash basis. With this new method, accounts payable and accrued expenses, deferred revenue, and accounts receivable have been re-evaluated upward by $3 184 million, $215 million and $15 million, respectively, as at April 1, 2005.

Revenue from registration and driver's licence fees are now deferred and recorded as revenue based on the period covered by the fees payable. Previously, they were recorded in the fiscal year during which they were received. This new method has led to a $552-million upward re-evaluation of deferred revenue as at April 1, 2005.

2.
Restatements (cont'd)

The allowance for losses on guaranteed financial initiatives, which is made when such initiatives are authorized, is now revised annually to take into account past experience and information available on the financial initiatives' portfolio. The new method has led to a $270-million upward re-evaluation of this allowance, which is presented under accounts payable and accrued expenses, as at April 1, 2005.

New actuarial valuations for the Government's four main pension plans had to be carried out in 2004-2005 to re-evaluate actuarial obligations relating to vested benefits and the pension plans liability. However, these valuations were not available when the financial statements for the year ended March 31, 2005 were published. The necessary work was finalized during the current fiscal year. The results of these new actuarial valuations have led to a $264-million upward re-evaluation of the pension plans liability as at April 1, 2005.

Certain remuneration and operating expenditures of the Commission des services juridiques and the Tribunal administratif du Québec are now recorded on an accrual basis. Previously, they were recorded on a cash basis. This new method has led to a $41-million upward re-evaluation of accounts payable and accrued expenses as at April 1, 2005.

These restatements increased (decreased) the following items:

2006
(in millions of dollars)
Accounts receivable	15
Accounts payable and accrued expenses	3 495
Deferred revenue	767
Pension plans	264

Accumulated deficits and net debt, beginning of year	4 511

Revenue	545
Expenditure	150

Surplus (deficit) for the year	395

Accumulated deficits and net debt, end of year	4 116

3.
Revenue

According to applicable legislation, revenue is shown after deduction of the following items:

	2006	2005
	(in millions of dollars)	(Note 12)
Personal income tax
Refundable tax credits
Child Support Program	2 030	918
Sales tax	486	470
Day care expenses	177	178
Home-support services for seniors	97	82
New graduates working in remote ressource regions	75	12
Work premium	77	7
Other	82	81
Property tax refunds	252	239

	3 276	1 987

Corporate taxes
Refundable tax credits
Scientific research and experimental development	609	583
Cinematographic productions	94	116
Reporting of tips	48	50
Salaries paid to employees working in the Cité du commerce électronique	88	30
Job creation in a designated region	61	39
Credit for corporations established in the Cité du multimédia	41	16
Other	268	295

	1 209	1 129

Duties and permits
Silvicultural work and other forest management activities	188	186
Highway carrier monitoring	56	55
Other	6	10

	250	251

	4 735	3 367

4.
Fixed assets

Fixed assets are recorded at cost. They are depreciated over their useful life using the following methods:

Category	Depreciation method	Useful life
Buildings, including those rented under capital leases	Straight-line and annuity	10 to 50 years
Facilities	Straight-line	5 to 10 years
Complex networks	Straight-line	10 to 40 years
Equipment, including those rented under capital leases	Straight-line	3 to 20 years
Development of data processing systems	Straight-line	5 to 10 years

Works of art and historic property consist mainly of paintings, sculptures, drawings, prints, photographs, installations, films and videos and their cost is charged to expenditures for the fiscal year in which they are acquired.

5.
Pension plans

The Gouvernement du Québec contributes to several pension plans for its employees. Employees of the public and parapublic sectors, the Members of the National Assembly and the judges of the Court of Québec participate in these plans.

Pension plans

	Estimated number of participants as at December 31, 2005		Number of beneficiaries as at December 31, 2005
Government and Public Employees Retirement Plan (RREGOP)	485 000		136 332
Pension Plan of Management Personnel (PPMP)	25 750		16 222
Teachers Pension Plan and Pension Plan of Certain Teachers (TPP and PPCT)	1 455	*	49 048	*
Civil Service Superannuation Plan (CSSP)	1 400	*	24 180	*
Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	5 200		4 112
Pension Plan of Peace Officers in Correctional Services (PPPOCS)	3 000		1 202
Pension Plan of the Judges of the Court of Québec (PPJCQ)	270		311
Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)	255		90
Pension Plan of the Members of the National Assembly (PPMNA)	122		296

	522 452		231 793

*
These plans have not admitted any new participants since July 1, 1973.

These plans are "defined benefit" pension plans, which means that they guarantee participants a set income upon retirement, calculated on the basis of participants' average income for the best paid years, generally five, and their number of years of service. The portion of benefits accrued prior to July 1, 1982 is usually indexed to the cost of living, while those accrued after that date are partially indexed.

There are two types of pension plans:	— cost-sharing pension plans;
— cost-balance pension plans.

5.
Pension plans (cont'd)

Cost-sharing pension plans

In the case of RREGOP and the PPMP, the Government covers costs at a rate of 50% for years of service since July 1, 1982 and 58.33% (7/12) for years of service prior to July 1, 1982. The contributions of participants and independent employers are remitted to the Caisse de dépôt et placement du Québec.

In the case of the PPPOCS, the Government covers 46% of costs, while employees cover 54%. Employee contributions are paid into the Consolidated Revenue Fund.

Cost-balance pension plans

Cost-balance pension plans are plans for which employers cover the difference between the cost of plans and the contributions paid by participants. All Government plans except RREGOP, the PPMP and the PPPOCS fall into this category.

The contributions of participants and independent employers to these cost-balance plans are paid into the Consolidated Revenue Fund. The Government covers the difference between the cost of each plan and the contributions paid by participants and independent employers.

Value of actuarial obligations relating to vested benefits for the pension plans as a whole

The value of actuarial obligations relating to vested benefits for the pension plans as a whole for service rendered as at a given date is determined by actuaries of the Commission administrative des régimes de retraite et d'assurances (CARRA). For this purpose, they use the actuarial projected benefit method prorated on service and take into account, among other things, the most probable long-term economic assumptions.

Long-term economic assumptions:

— Yield, net of inflation	4.75%
— Inflation rate	2.75%
— Salary escalation rate, net of inflation	0.50%
— Discount rate for actuarial obligations relating to vested benefits	7.50%

5.
Pension plans (cont'd)

Pension plans liability

The Government's liability with regard to the pension plans is recorded in conformity with the recommendations of the Canadian Institute of Chartered Accountants for public sector pension plans.

The liability recorded with respect to the pension plans is established on the basis of the value of actuarial obligations relating to vested benefits for the pension plans as a whole, taking into account certain adjustments stemming from actuarial gains or losses noted during the actuarial valuations prepared every three years and the extrapolations made between two valuations. These gains or losses are amortized using the accounting policy established for this purpose. The accumulated restatements at the end of the fiscal year correspond mainly to the unamortized balance of actuarial gains and losses and to adjustments made because of the three-month gap between the date on which actuarial obligations related to vested benefits are evaluated, i.e. December 31, and the date on which the pension plans liability is evaluated.

As shown by the following table concerning the main pension plans, the Government's liability with regard to the pension plans as a whole is estimated at $57 193 million as at March 31, 2006, including $34 474 million for RREGOP and the PPMP.

	Actuarial obligations relating to vested benefits		Adjust- ments	Pension plans liability as at March 31, 2006	Pension plans liability as at March 31, 2005
			(in millions of dollars)
RREGOP
— regular service	27 483		(1 420)	26 063	23 892
— transferred service	2 520		(231)	2 289	2 289
PPMP
— regular service	5 346		(333)	5 013	4 557
— transferred service	1 248		(139)	1 109	1 102
TPP and PPCT	14 951		(1 227)	13 724	13 902
CSSP	5 079		(282)	4 797	4 870
Other	4 486		(288)	4 198	4 007

	61 113		(3 920)	57 193	54 619
Sinking fund(1)	(23 042)	(2)	479	(22 563)	(18 333)

	38 071		(3 441)	34 630	36 286

(1)
During fiscal 2005-2006 the Minister of Finance made investments of $3 000 million in the Retirement Plans Sinking Fund ($3 202 million in 2004-2005). As at March 31, 2006, $1 230 million in investment income ($927 million in 2005) was reinvested in the sinking fund, and was taken into account in calculating interest charges relating to the pension plans.

(2)
This amount corresponds to the fair value of investments with the Caisse de dépôt et placement du Québec as at March 31, 2006.

5.
Pension plans (cont'd)

Actuarial valuations and subsequent estimates

The value of actuarial obligations relating to vested benefits is determined on the basis of actuarial valuations and extrapolations made from them for years between two valuations.

The most recent extrapolations, which were filed and issued in 2006, were determined on the basis of actuarial valuations:

•
as at December 31, 2003 for the PPCT, the SPMSQ and service transferred from the TPP and the CSSP to RREGOP and the PPMP;

•
as at December 31, 2002 for the CSSP, the TPP, RREGOP and the PPMP, other than service transferred from the TPP and the CSSP to RREGOP and the PPMP, and for the PPMP (RRAS);

•
as at December 31, 2001 for the PPMNA and the PPPOCS;

•
as at December 2000 for the PPJCQ, the PPFEQ, the PPMP (RRAS).

Total cost of pension plans

	2006	2005
	(in millions of dollars)
Pension costs
Cost of vested benefits excluding interest charges	1 394	1 472
Employee contributions	(78)	(98)
Independant employer contributions	(6)	(4)

	1 310	1 370
Amortization of adjustments to estimates based on actuarial gains or losses	372	226

	1 682	1 596
Interest on pension plans	2 831 (1)	2 787 (1)

Total	4 513	4 383

(1)
After deducting Retirement Plans Sinking Fund investment income of $1 230 million in 2005-2006 ($927 million in 2004-2005).

5.
Pension plans (cont'd)

Funding of pension plans

Actuarial valuations for funding purposes for regular service under "cost-sharing" pension plans (RREGOP, PPMP AND PPPOCS)

By law, CARRA actuaries are required to prepare, every three years, an actuarial valuation for funding purposes for each of the pension plans in order to determine the rates of contribution for these plans. To that end, the actuaries take legislative provisions and collective agreements into account using the valuation method agreed upon by the parties concerned and economic assumptions that are more conservative than those used to prepare valuations for accounting purposes.

According to these valuations, the Government commitment for funding purposes is calculated as the fund that the Government would have amassed had it been required to pay contributions since 1973 on the same bases as those used to determine the rate of contribution of participants. In the case of RREGOP and the PPMP, this fund was estimated at $46 164 million at fair value and $50 165 million at cost as at December 31, 2005 ($40 916 million at fair value and $44 608 million at cost as at December 31, 2004). In the case of the PPPOCS, for which employee contributions were paid into the Consolidated Revenue Fund, the value of the fund that would have been amassed by employees and the Government was $860 million at cost as at December 31, 2005 ($779 million as at December 31, 2004).

The difference between these amounts and the liability recorded for these three plans represents a non-payable amount that does not have to be recorded as a liability of the Government. A number of the Government's labour-management associations submitted an application to the Québec Superior Court requesting that it recognize that this difference constitutes a Government commitment. In July 2004, the ruling handed down by the Québec Superior Court on this application concluded that:

•
in every fiscal year since 1973, the Government has disclosed, in an appropriate manner and in accordance with the standards of the Canadian Institute of Chartered Accountants, its financial commitments regarding the sharing of the cost of the Government and Public Employees Retirement Plan (RREGOP), the Pension Plan of Management Personnel (PPMP) and the Pension Plan of Peace Officers in Correctional Services (PPPOCS), as provided in the legislation concerned;

•
sharing the cost of financing the pension plans concerned, namely, RREGOP, the PPMP and the PPPOCS, does not commit the Government to using the same actuarial bases as those employed to constitute the pension funds of participating employees, especially since the evidence revealed no risk of a detrimental impact on the pension wealth of each covered participating employee at any time.

5.
Pension plans (cont'd)

The Government's labour-management associations appealed this ruling in August 2004. In January 2006, the Québec Court of Appeal suspended the appeal to allow the labour organizations of employees who participate in these plans to bring a new application before the Québec Superior Court for a declaratory judgment on this subject. An application to this effect was filed by these organizations in April 2006. Consequently, the suspension of the appeal will remain in effect until a final ruling on the new application is handed down by the Superior Court.

6.
Risk management and derivative instruments

To meet the financial requirements arising from its operations for repaying maturing loans and for maintaining the desired level of liquid assets, the Government has provided itself with an annual financing and debt-management program targeting Canadian and international financial markets.

Participation in these markets involves various types of risk. Therefore, the Government devises risk-management strategies by using the different derivative instruments at its disposal.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currency will vary according to market fluctuations. To manage this risk, the Government uses derivative instruments such as currency swap contracts and foreign exchange forward contracts. The purpose of such contracts is to exchange cash flows from one currency to another. These contracts mature at various dates until 2035.

After taking into account derivative instruments used to manage foreign exchange risk, the structure of the debt as at March 31, 2006 was 89% in Canadian dollars, 2% in U.S. dollars, 3% in yen and 6% in Swiss francs (as at March 31, 2005: 87% in Canadian dollars, 3% in U.S. dollars, 5% in yen and 5% in Swiss francs).

For the 2005-2006 fiscal year, $126 million was posted to results as an amortization of the deferred foreign exchange gain included in debt service ($25 million posted to results as an amortization of the deferred foreign exchange loss for fiscal 2004-2005).

6.
Risk management and derivative instruments (cont'd)

Interest rate risk

Interest rate risk is the risk that debt service will vary unfavourably according to interest rate fluctuations. To reduce its exposure to interest rate risk, the Government uses interest rate swap contracts or short-term derivative products. Interest rate swap contracts make it possible to exchange payments of interest at fixed rates for payments of interest at variable rates or vice versa on the basis of a reference par value.

After taking into account derivative instruments used to manage interest rate risk, the structure of the debt as at March 31, 2006 was 69% at fixed rates and 31% at variable rates (as at March 31, 2005: 69% at fixed rates and 31% at variable rates).

Credit risk

Credit risk is the risk that a counterparty will default on his contractual obligations, an event that could entail financial losses for the Government. To protect itself from such a risk within the scope of derivative instrument transactions, the Government has adopted a credit risk management policy that limits potential losses by counterparties.

A credit limit is set for each counterparty based mainly on his credit rating. When this limit is exceeded, a process is implemented to ensure that the amounts owed by the counterparty concerned fall within the limits set.

The Government deals with major financial institutions whose credit rating is equal to or higher than its own by using as a reference the ratings granted by major rating agencies. As at March 31, 2006, more than 99.9% of its portfolio was associated with counterparties whose credit rating was equal to or higher than that of the province of Québec. In addition, nearly 94.5% of its derivative instruments portfolio were associated with counterparties that had a double "A" or better rating.

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term. To offset this risk, the Government has obtained lines of credit totalling C$1 165 million from various Canadian banking institutions.

6.
Risk management and derivative instruments (cont'd)

In addition, the Government has concluded credit agreements for U.S.$3 500 million with a Canadian and international banking syndicate.

As at March 31, 2006, none of these credit lines or agreements had been drawn upon.

7.     Debts

	2006
	Direct			Health and social services and education networks and Government enterprises(1)
Currency	In millions of monetary units	Total in Canadian equivalent		In millions of monetary units	Total in Canadian equivalent
		(in millions of dollars)			(in millions of dollars)
In Canadian dollars	57 116	57 116	(3)	3 042	3 042
In U.S. dollars	13 168	15 369		3	3
In yen	452 450	4 494
In euros	7 562	10 714
In Swiss francs	1 003	899
Other currencies(4)		1 321
Less
Derivative instruments — net		(294)
Sinking fund		3 851			68

Debts before deferred foreign exchange gain (loss)		86 356			2 977
Deferred foreign exchange gain (loss)		1 606

		87 962			2 977

	2005
	Direct			Health and social services and education networks and Government enterprises(1)
Currency	In millions of monetary units	Total in Canadian equivalent		In millions of monetary units	Total in Canadian equivalent
		(in millions of dollars)			(in millions of dollars)
In Canadian dollars	53 720	53 720	(3)	3 779	3 779
In U.S. dollars	12 694	15 355		3	3
In yen	476 334	5 374
In euros	6 129	9 615
In Swiss francs	506	512
Other currencies(4)		1 015
Less
Derivative instruments — net		(846)
Sinking fund		3 465			60

Debts before deferred foreign exchange gain (loss)		82 972			3 722
Deferred foreign exchange gain (loss)		507

		83 479			3 722

(See notes 1, 2, 3 and 4 on page 70)

7.     Debts (cont'd)

2006
Work of municipal bodies(2)		Total
In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	Derivative instruments — net	Total after impact of derivative instruments
	(in millions of dollars)		(in millions of dollars)	(in millions of dollars)	(in millions of dollars)
2 348	2 348	62 506	62 506	23 194	85 700
143	167	13 314	15 539	(13 686)	1 853
		452 450	4 494	(1 645)	2 849
99	141	7 661	10 855	(10 877)	(22)
		1 003	899	4 723	5 622
			1 321	(1 323)	(2)
	(92)		(386)	386	—
	70		3 989		3 989

	2 678		92 011	—	92 011
			1 606		1 606

	2 678		93 617	—	93 617

2005
Work of municipal bodies(2)		Total
In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	Derivative instruments — net	Total after impact of derivative instruments
	(in millions of dollars)		(in millions of dollars)	(in millions of dollars)	(in millions of dollars)
2 271	2 271	59 770	59 770	21 608	81 378
143	174	12 840	15 532	(12 836)	2 696
		476 334	5 374	(904)	4 470
176	276	6 305	9 891	(9 891)
		506	512	3 980	4 492
			1 015	(1 018)	(3)
	(93)		(939)	939	—
			3 525		3 525

	2 814		89 508	—	89 508
			507		507

	2 814		90 015	—	90 015

7.     Debts (cont'd)

Weighted average interest rate(5)

	Direct		Health and social services and education networks and Government enterprises		Work of municipal bodies
Currency	2006	2005	2006	2005	2006	2005
In Canadian dollars	5.42%	5.82%	5.93%	6.03%	5.44%	5.61%
In U.S. dollars	6.25	6.07	3.45	3.45	5.78	5.78
In yen	3.52	3.55
In euros	4.47	4.69			7.72	8.41
In Swiss francs	2.71	3.16
Weighted average rate	5.36%	5.60%	5.93%	6.02%	5.59%	6.16%

(1)
To offset this debt, advances to the health and social services and education networks and to Government enterprises are granted on the same conditions as these borrowings and recorded as financial assets.

(2)
Under the water treatment program, the Government is committed, in accordance with an agreement with the municipalities and the Société québécoise d'assainissement des eaux (SQAE), to contributing to the financing of work costs by repaying, based on date of maturity, the principal and interest on borrowings contracted by the SQAE.

(3)
The Government did not hold any of its securities as at March 31, 2006 ($55 million in 2005).

(4)
In 2005 and 2006, other currencies included the pound sterling, the Australian dollar, the Mexican peso and the New Zealand dollar. A detailed table by type of currency and debt is presented in Appendix 13.

(5)
The weighted average interest rate corresponds to the effective rate of borrowings.

Debt schedules after impact of derivative instruments

Direct

Maturing on March 31(6)	In Canadian dollars(9)	In U.S. dollars(9)	In yen	In euros	In Swiss francs	Other currencies	Total
							(in millions of dollars)
2007	10 020	(1 357)	(99)	(1 882)	1 562		8 244
2008	6 058	35	37				6 130
2009	5 064	22		(1)	4		5 089
2010	6 451	21	(2)	(2)			6 468
2011	5 322	18	40				5 380

	32 915	(1 261)	(24)	(1 885)	1 566		31 311
2012-2016	23 360	100	1 558	468	3 362	(2)	28 846
2017-2021	1 810	631	1 117	1 395	694		5 647
2022-2026	5 191	(40)	198				5 349
2027-2031	4 700	1 605					6 305
2032 and thereafter	8 711	187					8 898

	76 687	1 222	2 849	(22)	5 622	(2)	86 356

7.     Debts (cont'd)

Health and social services and education networks and Government enterprises

Maturing on March 31(7)	In Canadian dollars(9)	In U.S. dollars	In yen	In euros	In Swiss francs	Other currencies	Total
							(in millions of dollars)
2007	343						343
2008	605						605
2009	14						14
2010	522						522
2011	92						92

	1 576						1 576
2012-2016	93						93
2017-2021	27						27
2022-2026	422						422
2027-2031	26						26
2032 and thereafter	833						833

	2 977						2 977

Work of municipal bodies

Maturing on March 31(8)	In Canadian dollars	In U.S. dollars	In yen	In euros	In Swiss francs	Other currencies	Total
							(in millions of dollars)
2007	459						459
2008	200						200
2009	111						111
2010	305						305
2011	577						577

	1 652						1 652
2012-2016	937						937
2017-2021	89						89

	2 678						2 678

(6)
This schedule takes into account $2 895 million for Treasury bills and $1 376 million for short-term borrowings in 2007 and was drawn up considering projected repayments of $807 million in 2007, $1 058 million in 2008, $514 million in 2009, $458 million in 2010, $391 million in 2011 and $1 353 million in 2012-2016 for savings products redeemable on demand.

(7)
This schedule includes an amount of $331 million, for Treasury bills, maturing in 2007.

(8)
This schedule includes an amount of $74 million, for Treasury bills, maturing in 2007.

(9)
These schedules take into account the sinking fund of $3 356 million for debts in Canadian dollars and $633 million for debts in U.S. dollars.

7.     Debts (cont'd)

Repayment of debt by the sinking fund(10)

Maturing on March 31	In Canadian dollars	In U.S. dollars	Total
			(in millions of dollars)
2007	28		28
2008	17		17
2009	29		29
2010	691		691
2011	386		386

	1 151		1 151
2012-2016	384		384
2017-2021
2022-2026	734	323	1 057
2027-2031	1 087	310	1 397

	3 356	633	3 989

(10)
Payments to the sinking fund stem from commitments made by the Government in prospectuses provided when the borrowings were issued.

8.     Allowance for financing the fixed assets of the health and social services and education networks

Under the General and Vocational Colleges Act (R.S.Q., c. C-29), the Education Act (R.S.Q., c. I-13.3), the University Investments Act (R.S.Q., c. I-17), the Act respecting health services and social services (R.S.Q., c. S-4.2) and the Act respecting health services and social services for Cree Native persons (R.S.Q., c. S-5), the Government has created sinking funds for the purpose of repaying, out of the sums deposited by the Minister responsible, borrowings (principal and interest) contracted to finance the fixed assets of organizations in the health and social services and education networks.

The net assets of these sinking funds are as follows:

	2006	2005
	(in millions of dollars)
Sinking funds relating to borrowings by
General and vocational colleges in Québec	155	181
Québec school boards	253	274
Québec university establishments	254	243
Québec health and social services organizations	83	114

	745	812

9.
Contractual obligations

As part of its operations, the Government concluded various long-term agreements, the most important of which gave rise to the following contractual obligations:

	2006	2005
	(in millions of dollars)	(Note 12)
Transfers
Funding for the acquisition of fixed assets	22 878	22 017
Agreements	6 455	6 597

	29 333	28 614
Minimum undiscounted payments under operating leases	1 363	1 139
Acquisition of fixed assets	882	789
Supply of goods and services	306	387
Other contracts	411	415

	32 295	31 344

Schedule

Maturing on March 31	Transfers - Funding for the acquisition of fixed assets	Transfers - Agreements	Operating leases	Acquisition of fixed assets	Supply of goods and services	Other contracts	Total
							(in millions of dollars)
2007	2 398	1 131	210	158	176	223	4 296
2008	2 095	374	184	40	100	49	2 842
2009	2 788	324	158	13	24	61	3 368
2010	2 660	172	132	3	6		2 973
2011	1 204	156	108				1 468

	11 145	2 157	792	214	306	333	14 947
2012-2016	5 616	782	524			1	6 923
2017-2021	552	758	25				1 335
2022-2026	212	752	9				973
2027 and thereafter	94	1 981	13			77	2 165

	17 619	6 430	1 363	214	306	411	26 343
No fixed maturity date	5 259	25		668			5 952

	22 878	6 455	1 363	882	306	411	32 295

Contractual obligations with regard to transfers are broken down in Appendix 16.

10.
Contingencies

A)
Net guaranteed financial initiatives as at March 31, 2006 totalled $44 691 million ($44 654 million as at March 31, 2005), including $33 917 million as at March 31, 2006 ($33 883 million as at March 31, 2005) related to guarantees issued by the Government for borrowings by Hydro-Québec. These net guaranteed financial initiatives are shown in summary form in Appendix 17.

B)
On January 9, 2004, the Superior Court handed down a ruling on pay equity. In response to this ruling, the Government concluded agreements in 2006 with employee associations representing almost all of the employees in the civil service and the health and social services and education networks. As at the consolidated financial statements date, a $1 171-million allowance for pay equity ($673 million as at March 31, 2005) was recorded for the period from November 21, 2001 to March 31, 2006. This allowance covers wage adjustments and related accrued interest, using a seven-year period as the basis for the spreading of the adjustments. The Government has filed an application with the Commission de l'équité salariale to extend by three years the four-year period over which adjustments may be spread under the Pay Equity Act.

C)
The Government is faced with claims and lawsuits, pending or potential. Some pertain to land claims by Native groups, while others, involving $910 million ($869 million in 2005), derive from breach of contract, personal injury or property damage and other similar causes. Since the outcome of these contingencies is uncertain, it is impossible to determine the potential loss the Government might incur.

11.
Major inter-entity balances and transactions with Government enterprises

	2006	2005
	(in millions of dollars) (Note 12)
Inter-entity transactions
Revenue
Income and property taxes	568	576
Miscellaneous revenue	471	509

	1 039	1 085

Expenditure
Economy and Environment	122	109
Administration and Justice	35	40

	157	149

11.
Major inter-entity balances and transactions with Government enterprises (cont'd)

	2006	2005
	(in millions of dollars) (Note 12)
Inter-entity balances
Short-term investments	800	—
Accounts receivable	385	522
Long-term investments	236	199
Advances to the health and social services and education networks and Government enterprises	2 946	3 690
Accounts payable and accrued expenses	10	20
Direct debt	2 085	1 598
12.
Comparative figures

Certain comparative figures for 2005 were reclassified for consistency with the presentation adopted in 2006. The data include mainly a downward classification of own-source revenue and of the expenditures of $412 million corresponding to the application of the changes to the family policy.

In addition, in 2006, because of the revision of the model for presenting contractual obligations in Note 9, the comparative data for 2005 include information on long-term agreements, particularly certain agreements and contracts for the acquisition of fixed assets and the supply of goods and services.

[This page intentionally left blank.]

APPENDIX 1

Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund (1)

Affaires municipales et Régions
    Commission municipale du Québec
    Régie du logement

Agriculture, Pêcheries et Alimentation
    Commission de protection du territoire agricole du Québec
    Régie des marchés agricoles et alimentaires du Québec

Assemblée nationale

Conseil du trésor et Administration gouvernementale
    Commission de la fonction publique

Conseil exécutif
    Commission d'accès à l'information
    Conseil permanent de la jeunesse

Culture et Communications
    Commission de toponymie
    Commission des biens culturels du Québec
    Conseil supérieur de la langue française
    Office québécois de la langue française

Développement durable, Environnement et Parcs
    Bureau d'audiences publiques sur l'environnement

Développement économique, Innovation et Exportation
    Conseil de la science et de la technologie

Éducation, Loisir et Sport
    Commission consultative de l'enseignement privé
    Commission d'évaluation de l'enseignement collégial
    Conseil supérieur de l'éducation

Emploi et Solidarité sociale

Famille, Aînés et Condition féminine
    Conseil de la famille et de l'enfance
    Conseil des aînés
    Conseil du statut de la femme
    Curateur public(2)

APPENDIX 1

Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund (1) (cont'd)

Finances
    Registraire des entreprises

Immigration et Communautés culturelles
    Conseil des relations interculturelles

Justice
    Comité de la rémunération des juges de la Cour du Québec et des cours municipales
    Commission des droits de la personne et des droits de la jeunesse
    Conseil de la justice administrative
    Conseil de la magistrature
    Office de la protection du consommateur
    Tribunal des droits de la personne

Personnes désignées par l'Assemblée nationale
    Commissaire au lobbyisme
    Directeur général des élections — Commission de la représentation
    Protecteur du citoyen
    Vérificateur général

Relations internationales

Ressources naturelles et Faune

Revenu

Santé et Services sociaux
    Agence d'évaluation des technologies et des modes d'intervention en santé
    Conseil de la santé et du bien-être
    Conseil du médicament
    Conseil médical du Québec
    Office des personnes handicapées du Québec
    Protecteur des usagers en matière de santé et de services sociaux

Sécurité publique
    Bureau du coroner
    Comité de déontologie policière
    Commissaire à la déontologie policière
    Commission québécoise des libérations conditionnelles
    Régie des alcools, des courses et des jeux

APPENDIX 1

Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund (1) (cont'd)

Services gouvernementaux

Tourisme

Transports
    Commission des transports du Québec

Travail
    Commission de l'équité salariale
    Conseil consultatif du travail et de la main-d'oeuvre
    Conseil des services essentiels

(1)
These entities have a fiscal year that ends on March 31.

(2)
This entity also conducts fiduciary transactions that are not included in the Government's reporting entity.

APPENDIX 2

Government agencies and special funds that have their own reporting entity

Agencies(1)

Agence de l'efficacité énergétique
Agence des partenariats public-privé du Québec
Agence métropolitaine de transport(2) (December 31)
Autorité des marchés financiers
Bibliothèque et Archives nationales du Québec
Bureau d'accréditation des pêcheurs et des aides-pêcheurs du Québec
Bureau de décision et de révision en valeurs mobilières
Centre de recherche industrielle du Québec
Centre de services partagés du Québec
Commissaire de l'industrie de la construction
Commission de la capitale nationale du Québec
Commission de reconnaissance des associations d'artistes et des associations de producteurs
Commission des lésions professionnelles
Commission des normes du travail
Commission des relations du travail
Commission des services juridiques
Conseil des arts et des lettres du Québec
Corporation d'urgences-santé
École nationale de police du Québec(2) (June 30)
École nationale des pompiers du Québec(2) (June 30)
Fondation de la faune du Québec
Fonds d'aide aux recours collectifs
Fonds d'assurance-prêts agricoles et forestiers
Fonds de la recherche en santé du Québec
Fonds québécois de la recherche sur la nature et les technologies
Fonds québécois de la recherche sur la société et la culture
Héma-Québec
Institut de la statistique du Québec
Institut de tourisme et d'hôtellerie du Québec(2) (June 30)
Institut national de santé publique du Québec
Investissement Québec
La Financière agricole du Québec
Musée d'art contemporain de Montréal
Musée de la civilisation
Musée national des beaux-arts du Québec
Office de la sécurité du revenu des chasseurs et piégeurs cris (June 30)
Office des professions du Québec
Office Québec-Amériques pour la jeunesse
Régie de l'assurance maladie du Québec
Régie de l'énergie
Régie des installations olympiques (October 31)

APPENDIX 2

Government agencies and special funds that have their own reporting entity (cont'd)

Agencies(1) (cont'd)

Régie du bâtiment du Québec
Régie du cinéma
Services Québec
Société de développement des entreprises culturelles
Société de financement des infrastructures locales du Québec
Société de la Place des Arts de Montréal(2) (August 31)
Société de télédiffusion du Québec (Télé-Québec)
Société des Traversiers du Québec
Société d'habitation du Québec (December 31)
Société du Centre des congrès de Québec
Société du Grand Théâtre de Québec (August 31)
Société du Palais des congrès de Montréal
Société du parc industriel et portuaire de Bécancour
Société immobilière du Québec
Société nationale de l'amiante
Société québécoise d'assainissement des eaux
Société québécoise de récupération et de recyclage
Société québécoise d'information juridique
Tribunal administratif du Québec

Special funds(1)

Assistance Fund for Independent Community Action
Assistance Fund for Victims of Crime
Civil Status Fund
Collection Fund
Financial Assistance Fund for Certain Disaster Areas
Financing Fund
Fonds de fourniture de biens ou de services du ministère du Revenu
Fonds du Centre financier de Montréal
Fonds québécois d'initiatives sociales
Forestry Fund
Fund for the Contributions of Motorists to Public Transit
Fund for the Management of Québec Immovables on Foreign Soil
Fund for the Sale of Goods and Services of the Ministère des Transports
Geographic Information Fund
Government Air Service Fund
Health Services Fund

APPENDIX 2

Government agencies and special funds that have their own reporting entity (cont'd)

Special funds(1) (cont'd)

Horse-Racing Industry Fund
Ice Storm Fund
Information Technology Fund of the Conseil du trésor
Information Technology Fund of the Ministère de l'Emploi et de la Solidarité sociale
Information Technology Fund of the Ministère du Revenu
Labour Market Development Fund
Land Information Fund
Police Services Fund
Prescription Drug Insurance Fund
Regional Development Fund
Register Fund of the Ministère de la Justice
Road Network Preservation and Improvement Fund
Rolling Stock Management Fund
Sinking Fund relating to Borrowings by General and Vocational Colleges in Québec
Sinking Fund relating to Borrowings by Québec Health and Social Services Agencies
Sinking Fund relating to Borrowings by Québec School Boards
Sinking Fund relating to Borrowings by Québec University Establishments
Special Olympic Fund
Support Payments Fund(3)
Tourism Partnership Fund

(1)
In general, these organizations and special funds have a fiscal year that ends on March 31. If not, their year-end date is indicated in parentheses.

(2)
The year-end date for these entities does not correspond to March 31, 2006. No data were available for them for the period between the end of their fiscal year and March 31, 2006.

(3)
This fund also conducts fiduciary transactions that are not included in the Government's reporting entity.

APPENDIX 3

Government enterprises(1)

Capital Financière agricole inc.
Corporation d'hébergement du Québec
Financement-Québec
Fonds d'indemnisation du courtage immobilier (December 31)
Hydro-Québec(2) (December 31)
Immobilière SHQ (December 31)
IQ-FIER inc.
IQ Immigrants Investisseurs inc.
Loto-Québec
Société de développement de la Baie James (December 31)
Société de l'assurance automobile du Québec (December 31)
Société des alcools du Québec (March 25, 2006)
Société des établissements de plein air du Québec
Société générale de financement du Québec (December 31)
Société Innovatech du Grand Montréal
Société Innovatech du Sud du Québec
Société Innovatech Québec et Chaudière-Appalaches
Société Innovatech Régions ressources

(1)
In general, Government enterprises have a fiscal year that ends on March 31. If not, their year-end date is indicated in parentheses.

(2)
This enterprise also conducts fiduciary transactions that are not included in the Government's reporting entity.

APPENDIX 4

Agencies and funds which conduct fiduciary transactions that are not included in the Government's reporting entity (1)

Caisse de dépôt et placement du Québec (December 31)
Comité Centraide — public sector (December 31)
Commission administrative des régimes de retraite et d'assurances (December 31)
Commission de la construction du Québec (December 31)
Conseil de gestion de l'assurance parentale (fiduciary section) (December 31)
Curateur public (fiduciary section)
Fonds central de soutien à la réinsertion sociale (December 31)
Fonds d'assurance parentale (December 31)
Fonds d'assurance-récolte
Fonds d'assurance-stabilisation des revenus agricoles
Fonds des cautionnements individuels des agents de voyages
Fonds d'indemnisation des clients des agents de voyages
Fonds d'indemnisation des services financiers
Fonds du compte de stabilisation du revenu agricole
Fonds national de formation de la main-d'oeuvre

Guarantee Insurance Fund administered by the Régie des marchés agricoles et alimentaires du Québec
Hydro-Québec — pension plan (December 31)
Régie des rentes du Québec
Support Payments Fund (fiduciary section)
Trust funds

(1)
In general, these organizations and funds have a fiscal year that ends on March 31. If not, their year-end date is indicated in parentheses.

APPENDIX 5

Breakdown of revenue
FISCAL YEAR ENDED MARCH 31, 2006

	2006		2005
	Budget	Actual results	Actual results
		(in millions of dollars)	(Note 12)
Income and property taxes
Personal income tax		16 466	16 334
Contributions to the Health Services Fund		5 563	5 335
Corporate taxes		4 787	4 253

	26 560	26 816	25 922

Consumption taxes
Sales		9 656	9 272
Fuel		1 708	1 761
Tobacco		818	965
Alcoholic beverages		414	403
Pari-mutuel		13	13

	12 939	12 609	12 414

Duties and permits
Motor vehicles		828	799
Natural resources		354	365
Other		324	315

	1 303	1 506	1 479

Miscellaneous
Sales of goods and services		2 330	1 853
Interest		583	464
Fines, forfeitures and recoveries		514	468

	2 951	3 427	2 785

Revenue from Government enterprises
Société des alcools du Québec		657	546
Loto-Québec		1 537	1 511
Hydro-Québec		2 323	2 405
Other		37	(116)

	4 453	4 554	4 346

Total own-source revenue	48 206	48 912	46 946

Government of Canada transfers
Equalization		4 798	5 221
Transfers for health care		3 185	2 422
Transfers for post-secondary education and other programs		1 034	926
Other programs		2 105	1 370

Total Government of Canada transfers	10 408	11 122	9 939

Total revenue	58 614	60 034	56 885

APPENDIX 6

Breakdown of expenditure

FISCAL YEAR ENDED MARCH 31, 2006

	2006		2005
	Budget	Actual results	Actual results
	(in millions of dollars)		(Note 12)
BY SUPERCATEGORY AND CATEGORY
Transfer
Remuneration		22 193	21 761
Operating		5 383	4 825
Capital(1)		1 507	1 401
Interest(1)		1 223	1 214
Support		12 967	11 966

		43 273	41 167
Remuneration		4 951	5 212
Operating(2)		3 471	3 244
Doubtful accounts and other allowances		743	477

Sub-total	50 941	52 438	50 100

Debt service
Interest on debt(3)		4 728	4 662
Interest on pension plans(4)		2 831	2 787

Sub-total	7 673	7 559	7 449

Total expenditure	58 614	59 997	57 549

(1)
After deducting $43 million in revenue on assets in 2005-2006 to finance the fixed assets of the health and social services and education networks ($48 million in 2004-2005) for transfers of principal and interest.

(2)
Including $961 million in 2005-2006 ($871 million in 2004-2005) for the depreciation and loss in value of fixed assets.

(3)
After deducting $504 million in revenue in 2005-2006 ($423 million in 2004-2005), including $208 million in interest income from advances to the health and social services and education networks and to Government enterprises ($232 million in 2004-2005), $28 million in short-term investment income ($15 million in 2004-2005), and $268 million in investment income of the Sinking Fund for Government Borrowings ($176 million in 2004-2005).

(4)
After deducting $1 230 million in investment income of the Retirement Plans Sinking Fund in 2005-2006 ($927 million in 2004-2005).

APPENDIX 7

Short-term investments(1)
AS AT MARCH 31, 2006

	2006	2005
	(in millions of dollars)
Treasury bills	514	56
Notes	1 893	282
Deposit certificates	167	2 455
Banker's acceptances	253	88
Bonds	62	41
Other	38	48

	2 927	2 970

(1)
Rates of return on short-term investments vary mainly from 1.0% to 6.3%.

APPENDIX 8

Accounts receivable
AS AT MARCH 31, 2006

	2006	2005
	(in millions of dollars)
Accounts receivable
Income and property taxes(1)	3 834	3 242
Consumption taxes(1)	2 785	2 668
Duties and permits(1)	265	236
Miscellaneous revenue	1 597	1 761
Revenue from Government enterprises — dividends	117	201
Government of Canada transfers	1 440	1 377
Specified purpose accounts	152	127
Expenditure and other	376	190

	10 566	9 802
Allowance for doubtful accounts	(999)	(862)
Accrued interest on investments	8	9

	9 575	8 949

(1)
Including the portion attributable to agents and assignees, i.e. $1 105 million for income and property taxes ($890 million in 2005), $1 851 million for consumption taxes ($1 847 million in 2005) and $112 million for duties and permits ($136 million in 2005).

APPENDIX 9

Investment in Government enterprises
AS AT MARCH 31, 2006

Investment in Government enterprises

			2006	2005
	Loans and advances	Equity value	Investment in Government enterprises	Investment in Government enterprises
	(in millions of dollars)
Capital Financière agricole inc.(1)		22	22	22
Corporation d'hébergement du Québec(1)		164	164	153
Financement-Québec(1)		77	77	63
Fonds d'indemnisation du courtage immobilier(3)		6	6	5
Hydro-Québec(3) (5)	7	18 411	18 418	17 196
Immobilière SHQ(4)		49	49	35
IQ FIER inc.(1) (5)	45	(1)	44
IQ Immigrants Investisseurs inc.(1)		33	33	19
Loto-Québec(1)		135	135	135
Société de développement de la Baie James(3)		7	7	10
Société de l'assurance automobile du Québec(3)		(75)	(75)	(30)
Société des alcools du Québec(1)		36	36	36
Société des établissements de plein air du Québec(1)		41	41	45
Société générale de financement du Québec(3)		1 848	1 848	1 822
Société Innovatech du Grand Montréal(2)		5	5	34
Société Innovatech du Sud du Québec(1)		10	10	17
Société Innovatech Québec et Chaudière-Appalaches(1)		70	70	74
Société Innovatech Régions ressources(2)		28	28	32

Total	52	20 866	20 918	19 668

(1)
Equity value was determined on the basis of audited financial statements as at March 31, 2006.

(2)
Equity value was determined on the basis of unaudited financial statements as at March 31, 2006.

(3)
Equity value was determined on the basis of audited financial statements as at December 31, 2005, and adjusted according to unaudited interim results as at March 31, 2006.

(4)
Equity value was determined on the basis of audited financial statements as at December 31, 2005.

(5)
Loans and advances to Hydro-Québec have no fixed maturity date, while those to IQ FIER inc. mature in 2021.

APPENDIX 9

Investment in Government enterprises (cont'd)
AS AT MARCH 31, 2006

Summary of the financial statements of Government enterprises

	2006
	Statement of operations
	Revenue	Expenditure	Surplus (deficit)
	(in millions of dollars)
Capital Financière agricole inc.(1)	1	1
Corporation d'hébergement du Québec(1)	262	252	10
Financement-Québec(1)	15	1	14
Fonds d'indemnisation du courtage immobilier(3)	1	1
Hydro-Québec(3)	10 893	8 641	2 252
Immobilière SHQ(3)	208	194	14
IQ FIER inc.(1)		1	(1)
IQ Immigrants Investisseurs inc.(1)	86	72	14
Loto-Québec(1)	3 905	2 291	1 614
Société de développement de la Baie James(3)	19	22	(3)
Société de l'assurance automobile du Québec(3)	166	208	(42)
Société des alcools du Québec(1)	2 173	1 516	657
Société des établissements de plein air du Québec(1)	98	98
Société générale de financement du Québec(3)	1 533	1 463	70
Société Innovatech du Grand Montréal(2)	2	1	1
Société Innovatech du Sud du Québec(1)	1	10	(9)
Société Innovatech Québec et Chaudière-Appalaches(1)	15	13	2
Société Innovatech Régions ressources(2)	1	2	(1)

	19 379	14 787	4 592

Adjustments(4)			(38)

			4 554

							2006	2005
Assets			Liabilities
Financial assets	Non-Financial assets	Total	Debts		Other	Total	Net equity	Net equity
							(in millions of dollars)
22		22					22	22
2 311	1 919	4 230	1 782		2 284	4 066	164	153
11 186		11 186	10 926		183	11 109	77	63
6		6					6	5
7 206	53 226	60 432	34 427		8 629	43 056	17 376	16 220
466	1 680	2 146	2 043		54	2 097	49	35
47		47	45		3	48	(1)
2 250	78	2 328	2 292		3	2 295	33	19
256	749	1 005			870	870	135	135
11	1	12			5	5	7	10
194	120	314			385	385	(71)	(26)
356	303	659	10		613	623	36	36
34	170	204	52		111	163	41	41
1 252	1 270	2 522	445	(5)	253	698	1 824	1 772
13		13	8			8	5	34
10		10					10	17
70		70					70	74
29		29			1	1	28	32

25 719	59 516	85 235	52 030		13 394	65 424	19 811	18 642

							1 055	1 019

							20 866	19 661

(1)
Equity value was determined on the basis of audited financial statements as at March 31, 2006.

(2)
Equity value was determined on the basis of unaudited financial statements as at March 31, 2006.

(3)
Equity value was determined on the basis of audited financial statements as at December 31, 2005.

(4)
These adjustments stem mainly from unaudited interim results as at March 31, 2006.

(5)
Borrowings of $368 million as at December 31, 2005 ($392 million in 2004) by some of the Société's companies and subsidiaries are guaranteed by various types of security on accounts receivable, stocks and other tangible and intangible assets and by hypothecs on the universality of property, whose book value totalled $956 million as at December 31, 2005 ($1 122 million in 2004).

APPENDIX 9

Investment in Government enterprises (cont'd)
AS AT MARCH 31, 2006

Debt schedule after the impact of derivative instruments

	Repayment of long-term debts over the coming fiscal years
	2007	2008	2009	2010	2011	2012 and thereafter	Total
						(in millions of dollars)
Corporation d'hébergement du Québec	84	260	80	162	128	1 068	1 782
Financement-Québec	1 389	896	2 043	1 889	400	4 309	10 926
Hydro-Québec	3 148	1 669	1 289	1 869	684	25 768	34 427
Immobilière SHQ	65	69	74	79	84	1 672	2 043
IQ FIER inc.						45	45
IQ Immigrants Investisseurs inc.	185	325	544	714	524		2 292
Société des alcools du Québec	1	2	2	1	2	2	10
Société des établissements de plein air du Québec						52	52
Société générale de financement du Québec	28	135	40	34	37	171	445
Société Innovatech du Grand Montréal						8	8

	4 900	3 356	4 072	4 748	1 859	33 095	52 030	(1)

(1)
Including $2 710 million in debts contracted with the Government.

APPENDIX 9

Investment in Government enterprises (cont'd)
AS AT MARCH 31, 2006

Government's share of restatements made by Government enterprises

Société générale de financement du Québec

As of the fiscal year ended December 31, 2005, the Société has charged pre-operating expenses incurred during the year to the statement of operations instead of deferring and amortizing them over a period of three to five years.

Société Innovatech Québec et Chaudière-Appalaches

As of the fiscal year ended March 31, 2006, the Société has recorded its investments at fair value and charged fluctuations in their fair value to the statement of operations in order to comply with a recommendation of the Canadian Institute of Chartered Accountants. Previously, these investments were recorded at cost.

Société de l'assurance automobile du Québec

As of the fiscal year ended December 31, 2005, the Société has no longer capitalized to its intangible assets the cost of data processing system developments related to the passage to the year 2000.

In addition, it now includes certain fringe benefits granted to employees in its allowance for sick leave and vacations. Previously, these benefits were recorded in the statement of operations for the year in which the employees used them.

Total impact

These restatements increased (decreased) the following items:

2006
(in millions of dollars)
Investment in Government enterprises	(25)
Accumulated deficit and net debt at the beginning and the end of the year	25

APPENDIX 9

Investment in Government enterprises (cont'd)
AS AT MARCH 31, 2006

Commitments and contingencies

Corporation d'hébergement du Québec

As at March 31, 2006, the uncompleted balance of contracts signed by the Corporation and covered by contractual commitments totalled $80 million ($82 million in 2005), of which $28 million ($26 million in 2005) was for ongoing projects and $50 million ($56 million in 2005) for projects under study.

The credit instruments used to meet the financing needs of the Corporation's clients represent the maximum amount of additional credit that the Corporation might have to grant if commitments are used in their entirety. The total of $266 million ($239 million in 2005) in credit instruments does not necessarily represent future cash requirements, as these instruments may expire or be cancelled before they give rise to disbursements.

Hydro-Québec

Hydro-Québec has provided for capital investments of $4 000 million in 2006 ($3 700 million in 2005).

As at December 31, 2005, the Société had contracted commitments under contracts for the purchase of electricity, representing an installed capacity of roughly 3 697 MW. It plans to purchase about 13 TWh of energy annually over the terms of these contracts, which extend to 2033. Most of the contracts include renewal clauses.

Taking into account electricity purchase contracts as a whole, the Société plans to make the following payments over the next five years:

December 31, 2005
(in millions of dollars)
2006	732
2007	1 116
2008	1 130
2009	1 159
2010	1 231

Total	5 368

APPENDIX 9

Investment in Government enterprises (cont'd)
AS AT MARCH 31, 2006

As at March 31, 2006, the potential maximum amount the Société could have to pay under letters of credit or guarantees totalled $410 million ($443 million in 2005). Of this amount, $313 million ($380 million in 2005) relates to the purchase of energy, for which a liability in the amount of $23 million ($9 million in 2005) has been recorded. Some guarantees expire between 2006 and 2019, while others do not have maturity dates.

IQ Immigrants Investisseurs inc.

During the normal course of its activities, this enterprise contracted various commitments totalling $142 million in 2006 ($127 million in 2005). These commitments represent non-refundable financial contributions whose outcome has not been authorized, as well as sums allocated to financial contributions to Emploi-Québec and the Ministère de l'Immigration et des Communautés culturelles. The total amount of these commitments does not necessarily represent future cash requirements, as some of them may be cancelled before they give rise to disbursements.

IQ FIER inc.

During the normal course of its activities, this enterprise contracted various commitments totalling $205 million ($20 million in 2005). These commitments represent investment agreements authorized by the Société. The total amount of these commitments does not necessarily represent future cash requirements, as some of them will expire or may be cancelled before they give rise to disbursements.

Société générale de financement du Québec

The Société is committed to acquiring tangible assets and purchasing services and raw materials aggregating $31 million over the next few years ($196 million in 2005).

APPENDIX 9

Investment in Government enterprises (cont'd)
AS AT MARCH 31, 2006

Commitments and contingencies (cont'd)

Various enterprises

Under operating and long-term leases, certain Government enterprises were committed, as at March 31, 2006, to making minimum undiscounted payments totalling $556 million ($567 million in 2005).

Schedule

2006
(in millions of dollars)
2007	86
2008	82
2009	74
2010	68
2011	62

372
2012-2016	184

556

Some enterprises contracted commitments during the normal course of their activities. These commitments, totalling $164 million ($132 million in 2005), represent authorized commitments that had not been disbursed as at March 31, 2006. Some of them might not be paid if the events do not take place.

APPENDIX 10

Long-term investments
AS AT MARCH 31, 2006

	2006						2005
	Shares and capital investments	Bonds and notes		Loans and advances		Total	Total
						(in millions of dollars)
Municipalities and municipal bodies
Municipalities		3	(1)			3	4
Municipal bodies				2	(1)	2	2

		3		2		5	6

Individuals, enterprises and other
Students				817	(2)	817	842
Enterprises	429	6	(4)	1 291	(3) (5)	1 726	1 656
Survivor's pension plan				357	(4)	357	335
Other		128	(4)	782	(4)	910	824

	429	134		3 247		3 810	3 657
Allowance for doubtful accounts				(1 007)		(1 007)	(786)

	429	134		2 240		2 803	2 871

	429	137		2 242		2 808	2 877

(1)
Bonds and notes as well as loans and advances to municipalities and municipal bodies bear interest at rates of 6.3% to 10.0%.

(2)
Loans and advances to students bear interest at rates of 4.25% to 14.88%.

(3)
Loans to enterprises bear interest at rates of 2.75% to 15.0%.

(4)
The loan on the survivor's pension plan and all other loans and advances as well as bonds and notes bear interest at rates of up to 12.25%.

(5)
Guarantees received for loans and advances amount to $118 million.

Maturity of investments	2006
(in millions of dollars)
2007	505
2008	518
2009	180
2010	118
2011	160

1 481
2012-2016	471
2017-2021	146
2022-2026	56
2027-2031	1
2032 and thereafter	256

2 411
No fixed maturity date	397

2 808

APPENDIX 11

Bank overdraft
AS AT MARCH 31, 2006

	2006	2005
	(in millions of dollars)
Outstanding cheques	624	671
Less
Cash in bank	272	278
Cash and notes on hand and outstanding deposits	125	177

	227	216

APPENDIX 12

Accounts payable and accrued expenses
AS AT MARCH 31, 2006

	2006		2005
	(in millions of dollars)
Remuneration(1)		1 759	1 211
Suppliers		1 749	1 562
Advances from trust funds		434	388
Clearing account for collected taxes		101	8
Specified purpose accounts		96	158
Accrued interest on borrowings		2 342	2 116
Transfers		1 977	2 088
Government of Canada transfers
Equalization and Canada Health and Social Transfer(2) (3)	2 640
Other programs	317	2 957

Sick leave and vacations(3)		1 211	1 207
Allowance for losses on guaranteed financial initiatives(3)		711	571
Survivor's pension plan(3)		358	351

		13 695	9 660

(1)
Including an allowance of $1 171 million ($673 million as at March 31, 2005) for pay equity.

(2)
Including $2 377 million, to be repaid over 10 years as of 2006-2007, in regard to the measures adopted by the Government of Canada to mitigate the decrease in transfers in 2003-2004 and 2004-2005. Also including $263 million, to be repaid over the next two years, in regard to a change made by the Government of Canada in February 2002 to the method for measuring the provinces' fiscal capacity with respect to property tax.

(3)
Includes mainly amounts payable over the long-term.

APPENDIX 13

Debts
AS AT MARCH 31, 2006

	2006
	Direct		Health and social services and education networks and Government enterprises		Work of municipal bodies		Total
Currency	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent
		(in millions of dollars)		(in millions of dollars)		(in millions of dollars)		(in millions of dollars)
IN CANADIAN DOLLARS
Short-term borrowings(1)	1 376	1 376					1 376	1 376
Treasury bills	2 895	2 895	331	331	74	74	3 300	3 300
Savings products	4 580	4 580					4 580	4 580
Bonds and notes	37 468	37 468	2 552	2 552	1 997	1 997	42 017	42 017
Medium-term notes on the Canadian market	8 586	8 586	159	159			8 745	8 745
Medium-term notes on the European market	2 075	2 075			277	277	2 352	2 352
Commitments under capital leases	136	136					136	136
Currency swap contracts	22 791	22 791	3	3	400	400	23 194	23 194

	79 907	79 907	3 045	3 045	2 748	2 748	85 700	85 700

IN U.S. DOLLARS
Short-term borrowings(1)
Bonds and notes	11 766	13 732	3	3	143	167	11 912	13 902
Medium-term notes on the Canadian market	23	27					23	27
Medium-term notes on the U.S. market	1 084	1 266					1 084	1 266
Medium-term notes on the European market	295	344					295	344
Currency swap contracts	(11 579)	(13 516)	(3)	(3)	(143)	(167)	(11 725)	(13 686)

	1 589	1 853	—	—	—	—	1 589	1 853

IN MEXICAN PESOS
Bonds and notes	1 500	161					1 500	161
Currency swap contracts	(1 500)	(161)					(1 500)	(161)

	—	—					—	—

IN YEN
Bonds and notes	155 636	1 546					155 636	1 546
Medium-term notes on the U.S. market	3 393	34					3 393	34
Medium-term notes on the European market	293 421	2 914					293 421	2 914
Currency swap contracts	(165 599)	(1 645)					(165 599)	(1 645)

	286 851	2 849					286 851	2 849

Amounts carried forward		84 609		3 045		2 748		90 402

APPENDIX 13

Debts (cont'd)
AS AT MARCH 31, 2006

	2006
	Direct		Health and social services and education networks and Government enterprises		Work of municipal bodies		Total
Currency	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent
		(in millions of dollars)		(in millions of dollars)		(in millions of dollars)		(in millions of dollars)
Amounts brought forward		84 609		3 045		2 748		90 402

IN SWISS FRANCS
Bonds and notes	1 003	899					1 003	899
Currency swap contracts	5 272	4 723					5 272	4 723

	6 275	5 622					6 275	5 622

IN POUNDS STERLING
Bonds and notes	199	404					199	404
Currency swap contracts	(200)	(406)					(200)	(406)

	(1)	(2)					(1)	(2)

IN AUSTRALIAN DOLLARS
Bonds and notes	646	541					646	541
Currency swap contracts	(646)	(541)					(646)	(541)

	—	—					—	—

IN NEW ZEALAND DOLLARS
Bonds and notes	299	215					299	215
Currency swap contracts	(299)	(215)					(299)	(215)

	—	—					—	—

IN EUROS
Bonds and notes	3 647	5 167			99	141	3 746	5 308
Medium-term notes on the European market	3 915	5 547					3 915	5 547
Currency swap contracts	(7 577)	(10 736)			(99)	(141)	(7 676)	(10 877)

	(15)	(22)			—	—	(15)	(22)

		90 207		3 045		2 748		96 000
Less
Sinking fund		3 851		68		70		3 989

Debt before deferred foreign exchange gain		86 356		2 977		2 678		92 011
Deferred foreign exchange gain (loss)		1 606						1 606

		87 962		2 977		2 678		93 617

(1)
Short-term borrowings in 2006 include $149 million in banker's acceptances and bank loans, $958 million in notes at par and $269 million in discount notes.

APPENDIX 13

Debts (cont'd)
AS AT MARCH 31, 2006

	2005
	Direct		Health and social services and education networks and Government enterprises		Work of municipal bodies		Total
Currency	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent
		(in millions of dollars)		(in millions of dollars)		(in millions of dollars)		(in millions of dollars)
IN CANADIAN DOLLARS
Short-term borrowings(1)	453	453					453	453
Treasury bills	2 805	2 805	488	488	15	15	3 308	3 308
Savings products	4 290	4 290					4 290	4 290
Bonds and notes	37 278	37 278	3 254	3 254	1 976	1 976	42 508	42 508
Medium-term notes on the Canadian market	6 772	6 772	37	37			6 809	6 809
Medium-term notes on the European market	1 971	1 971			280	280	2 251	2 251
Commitments under capital leases	151	151					151	151
Currency swap contracts	21 062	21 062	3	3	543	543	21 608	21 608

	74 782	74 782	3 782	3 782	2 814	2 814	81 378	81 378

IN U.S. DOLLARS
Short-term borrowings(1)	1 355	1 639					1 355	1 639
Bonds and notes	10 021	12 121	3	3	143	174	10 167	12 298
Medium-term notes on the Canadian market	13	16					13	16
Medium-term notes on the U.S. market	1 010	1 222					1 010	1 222
Medium-term notes on the European market	295	357					295	357
Currency swap contracts	(10 465)	(12 659)	(3)	(3)	(143)	(174)	(10 611)	(12 836)

	2 229	2 696	—	—	—	—	2 229	2 696

IN YEN
Bonds and notes	178 575	2 015					178 575	2 015
Medium-term notes on the U.S. market	3 393	38					3 393	38
Medium-term notes on the European market	294 366	3 321					294 366	3 321
Currency swap contracts	(80 099)	(904)					(80 099)	(904)

	396 235	4 470					396 235	4 470

Amounts carried forward		81 948		3 782		2 814		88 544

APPENDIX 13

Debts (cont'd)
AS AT MARCH 31, 2006

	2005
	Direct		Health and social services and educational networks and Government enterprises		Work of municipal bodies		Total
	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent	In millions of monetary units	Total in Canadian equivalent
		(in millions of)		(in millions of)		(in millions of)		(in millions of)
Currency
Amounts brought forward		81 948		3 782		2 814		88 544

IN EUROS
Bonds and notes	3 700	5 804			176	276	3 876	6 080
Medium-term notes on the European market	2 429	3 811					2 429	3 811
Currency swap contracts	(6 129)	(9 615)			(176)	(276)	(6 305)	(9 891)

	—	—			—	—	—	—

IN SWISS FRANCS
Bonds and notes	506	512					506	512
Currency swap contracts	3 934	3 980					3 934	3 980

	4 440	4 492					4 440	4 492

IN POUNDS STERLING
Bonds and notes	199	454					199	454
Currency swap contracts	(200)	(457)					(200)	(457)

	(1)	(3)					(1)	(3)

IN AUSTRALIAN DOLLARS
Bonds and notes	600	561					600	561
Currency swap contracts	(600)	(561)					(600)	(561)

	—	—					—	—

		86 437		3 782		2 814		93 033
Less
Sinking fund		3 465		60				3 525

Debt before deferred foreign exchange gain		82 972		3 722		2 814		89 508
Deferred foreign exchange gain (loss)		507						507

		83 479		3 722		2 814		90 015

(1)
Short-term borrowings in 2005 include $260 million in banker's acceptances and bank loans, $1 640 million in Treasury notes, $148 million in notes at par and $44 million in discount notes.

APPENDIX 13

Debts (cont'd)
AS AT MARCH 31, 2006

Sinking fund

Changes in fund balance
for the fiscal year ended March 31, 2006

	2006		2005
	(in millions of dollars)
Opening balance	3 525		3 507
Plus
Payment from the Consolidated Revenue Fund	196		149
Net revenue	268		176

	3 989		3 832
Less
Sums used to repay debts	—		307

Closing balance	3 989	(1)	3 525	(1)

Sinking fund

Statement of financial position
as at March 31, 2006

	2006		2005
	(in millions of dollars) (Note 12)
Investments
Treasury bills	62		35
Bonds and notes	3 824		3 392

	3 886		3 427

Other assets
Cash on hand	—		4
Accounts receivable and accrued interest	75		52
Deferred loss on term contracts	28		42

	103		98

Fund balance	3 989	(1)	3 525	(1)

(1)
Including $138 million ($60 million in 2005), of which $68 million ($60 million in 2005) is for the Sinking Fund for Government Borrowings contracted to finance the health and social services and education networks and Government enterprises and $70 million (no amount in 2005) for the Sinking Fund of the Société québécoise d'assainissement des eaux.

APPENDIX 14

Net debt
FOR THE FISCAL YEAR ENDED MARCH 31, 2006

	2006	2005
	(in millions of dollars)
PREVIOUSLY ESTABLISHED OPENING BALANCE	(99 042)	(97 298)
Restatements (Note 2)	(4 511)	—
Government's share of restatements made by Government enterprises (Appendix 9)	(25)	—
Government's share of translation adjustments of Government enterprises	24	3
Increase in the net book value of fixed assets	(1 166)	(1 083)
Annual surplus (deficit)	37	(664)

Annual change in net debt	(1 105)	(1 744)

CLOSING BALANCE	(104 683)	(99 042)

APPENDIX 15

Fixed assets
AS AT MARCH 31, 2006

	Land	Buildings	Facilities	Complex networks	Equipment	Development of data processing systems	2006 Total	2005 Total
							(in millions of dollars)
Cost of fixed assets
Opening balance	417	4 585	212	16 391	2 401	1 628	25 634	23 764
Acquisitions	10	186	21	1 488	235	284	2 224	1 985
Disposals and other	(4)	(24)	(10)	(3)	(75)	(28)	(144)	(115)
Loss in value						(44)	(44)

Closing balance	423	4 747	223	17 876	2 561	1 840	27 670	25 634

Accumulated depreciation
Opening balance		2 189	117	9 266	1 512	732	13 816	13 029
Depreciation expenses		132	12	460	166	147	917	871
Impact of disposals and other			(1)	(2)	(38)	(6)	(47)	(84)

Closing balance	—	2 321	128	9 724	1 640	873	14 686	13 816

Fixed assets
(Note 4)	423	2 426	95	8 152	921	967	12 984 (1)	11 818 (1)

(1)
Including fixed assets rented under capital leases totalling $148 million in 2005-2006 ($158 million in 2004-2005). The depreciation amount related to these fixed assets was $12 million in 2005-2006 ($10 million in 2004-2005). The total for fixed assets includes $1 393 million in 2005-2006 ($1 164 million in 2004-2005) in property under construction or development for which no depreciation was taken.

APPENDIX 16

Breakdown of contractual obligations
AS AT MARCH 31, 2006

Transfers — Funding for the acquisition of fixed assets

	2006		2005
	(in millions of dollars)		(Note 12)
Repayment of the principal on borrowings for the acquisition of fixed assets
School boards, colleges and universities	9 408		8 845
Health and social services institutions and agencies	4 411		4 165
Municipalities and municipal bodies	2 874		2 786
Other beneficiaries	872		711

	17 565	(1)	16 507	(1)

Funding of authorized projects for the acquisition of fixed assets(2)
School boards, colleges and universities	1 454		1 744
Health and social services institutions and agencies(3)	2 651		2 357
Municipalities and municipal bodies	850		1 038
Other beneficiaries	304		309

	5 259		5 448

Repayment of the cost of fixed assets	54		62

	22 878	(4)	22 017	(4)

(1)
Organizations that received transfers contracted borrowings with:

	2006	2005
	(in millions of dollars) (Note 12)
Government enterprises
Financement-Québec	10 984	9 516
Corporation d'hébergement du Québec	453	622

	11 437	10 138
Government organizations
Financing Fund	20	21

	11 457	10 159
Financial institutions outside the Government	6 853	7 160

	18 310	17 319
Network sinking funds (Note 8)	(745)	(812)

	17 565	16 507

(2)
These contractual obligations represent the value of authorized amounts that have already been financed in part for realized acquisitions of fixed assets.

(3)
These contractual obligations include investments of $100 million to be made over the coming years in accordance with an agreement reached between the Gouvernement du Québec and the Québec Cree in March 2005.

(4)
Contractual obligations in foreign currency are shown at their Canadian equivalent at the exchange rates in effect on March 31 and take currency swap contracts into account.

APPENDIX 16

Breakdown of contractual obligations (cont'd)
AS AT MARCH 31, 2006

Summary schedule of transfers for repayment of the principal on borrowings for the acquisition of fixed assets(1)

Maturity	School boards	General and vocational colleges	Universities	Health and social services institutions and agencies	Municipalities and municipal bodies	Other beneficiaries	Total
						(in millions of dollars)
2007	533	255	476	656	349	109	2 378
2008	652	161	301	523	325	114	2 076
2009	991	284	410	688	305	102	2 780
2010	727	283	415	877	260	93	2 655
2011	211	131	177	363	244	77	1 203

	3 114	1 114	1 779	3 107	1 483	495	11 092
2012-2016	1 762	594	961	1 200	872	227	5 616
2017-2021	25	15	7	60	302	143	552
2022-2026	17	10	8	39	131	7	212
thereafter		2		5	86		93

	4 918	1 735	2 755	4 411	2 874	872	17 565

(1)
This schedule was drawn up according to the dates shown on bonds or notes at the balance sheet date. Any refinancing after that date will affect the above schedule.

APPENDIX 16

Breakdown of contractual obligations (cont'd)
AS AT MARCH 31, 2006

Transfers — Agreements

Agreement between the Gouvernement du Québec and the Québec Cree

An agreement was signed by the Government and the Québec Cree in February 2002 to help the Cree achieve more autonomy and take charge of their development. The agreement also allows the Cree to play a greater role in economic development activities in the territory covered by the James Bay and Northern Québec Agreement (JBNQA).

The February 2002 agreement provides in particular for annual transfer payments to the James Bay Cree over a period of 50 years, i.e. from 2002-2003 to 2051-2052. In return, the Cree assume the obligations of the Gouvernement du Québec, Hydro-Québec and the Société d'énergie de la Baie James under certain provisions of the JBNQA pertaining to the Cree's economic and community development. The minimum annual payments provided for over the coming years amount to $70 million, subject to indexation, until 2052. As at March 31, 2006, the balance payable was $3 220 million ($3 290 million in 2005).

Pursuant to the agreement of February 2002, a new agreement was signed in March 2005 defining the financial framework, Government funding rules and the responsibilities of the James Bay Cree health and social services council regarding the organization and delivery of health and social services for the Cree for the period from April 1, 2004 to March 31, 2009 and certain elements continuing until March 31, 2033. As at March 31, 2006, the balance payable was $537 million ($627 million in 2006).

Agreement respecting global funding for the Kativik Regional Government

An agreement was signed by the Gouvernement du Québec and the Kativik Regional Government in March 2004 to simplify the payment of transfers from various Québec government departments. It also grants the Kativik Regional Government greater autonomy in allocating funds based on regional priorities.

The agreement provides for the payment over 24 years, i.e. from 2004-2005 to 2027-2028, of annual transfer payments of $27.5 million, subject to indexation, as of January 1, 2005. As at March 31, 2006, the balance payable was $737 million ($767 million in 2005).

APPENDIX 16

Breakdown of contractual obligations (cont'd)
AS AT MARCH 31, 2006

Transfers — Agreements (cont'd)

Partnership agreement on economic and community development in Nunavik

A partnership agreement on economic and community development in Nunavik was signed in April 2002 between the Gouvernement du Québec, the Makivik Corporation and the Kativik Regional Government to meet the specific needs of the people of Nunavik by funding economic and community projects and providing local communities with better economic and community development prospects.

The agreement provides for the payment over 25 years, i.e. from 2002-2003 to 2026-2027, of annual transfer payments of $15 million to the Inuit of Nunavik, subject to indexation from 2005-2006 to 2027. As at March 31, 2006, the balance payable was $331 million ($346 million in 2005).

Other agreements

Other agreements include notably the financial and fiscal agreement concluded with the Union des municipalités du Québec, the Fédération québécoise des municipalités and the Ville de Montréal for $389 million as at March 31, 2006(1), the subsidy agreement reached with the Ville de Montréal for $235 million as at March 31, 2006, the agreement concerning block funding for northern villages in the Kativik region for $209 million as at March 31, 2006 and the agreement concluded with the Université du Québec à Montréal for the acquisition of shares of the Société de gestion Marie-Victorin for $98 million as at March 31, 2006. They also include other contributions for $699 million as at March 31, 2006.

(1)
A new agreement was concluded in April 2006 for the years 2007 to 2013.

APPENDIX 17

Contingencies
AS AT MARCH 31, 2006

Guaranteed financial initiatives

	2006	2005
	(in millions of dollars)
Government agencies and enterprises
Hydro-Québec(1)	33 917	33 883
Investissement Québec(1)	2 919	2 941
Société d'habitation du Québec(1)	977	807
Other	244	261

	38 057	37 892

Individuals and corporations
Loans to farm and forest producers(1)	4 173	4 264
Loans to students(1)	3 091	2 974
Other loans	81	95

	7 345	7 333

Total guaranteed financial initiatives	45 402	45 225
Allowance for losses on guaranteed financial initiatives	(711)	(571)

NET GUARANTEED FINANCIAL INITIATIVES	44 691	44 654

(1)
See additional information on following pages.

APPENDIX 17

Contingencies (cont'd)
AS AT MARCH 31, 2006

Hydro-Québec loan guarantees(1) (2)

	2006		2005
	Authorized	Contingent liabilities(3)	Contingent liabilities(3)
(in millions of dollars)
Negotiable bonds
In Canadian dollars	13 176	10 056	10 929
In U.S. dollars	9 045	9 045	9 616
Other currencies	573	573	700

	22 794	19 674	21 245

Borrowings and other
In Canadian dollars (4) (5)	14 894	12 687	10 717
In U.S. dollars	9 096	1 324	1 571
Other currencies	3 548	1 109	1 413

	27 538	15 120	13 701

Total	50 332	34 794	34 946
Sinking fund	—	(877)	(1 063)

	50 332	33 917	33 883

(1)
The Gouvernement du Québec, which is Hydro-Québec's sole shareholder, guarantees loans contracted in various currencies by this enterprise. The value of Hydro-Québec's assets was $60 985 million as at March 31, 2006 ($58 900 million in 2005)

(2)
Loan guarantees bear interest at fixed and variable rates and mature at various dates until 2060.

(3)
Loan guarantees are shown at their Canadian equivalent at the rates in effect on March 31, 2006.

(4)
Including the financial guarantee of $525 million for Gentilly-2 in 2006 ($525 million in 2005), for which Hydro-Québec set up a trust worth $32 million ($28 million in 2005).

(5)
Including $379 million ($394 million in 2005) representing a debt in perpetuity.

APPENDIX 17

Contingencies (cont'd)
AS AT MARCH 31, 2006

Investissement Québec loan guarantees(1)

	2006		2005
	Authorized(2)	Contingent liabilities	Contingent liabilities
	(in millions of dollars)
Loan guarantees in effect(3)	2 698	2 382	1 727
Authorized loan guarantees not in effect	537	537	1 214

	3 235	2 919	2 941

Allowance for losses on guaranteed financial initiatives		(276)	(112)

		2 643	2 829

(1)
The Government guarantees the payment of principal and interest on the loans concerned under the Act respecting Investissement Québec and La Financière du Québec (R.S.Q., c. I-16.1).

(2)
Representing the value of the amounts initially authorized when the financing agreements were reached.

(3)
The total value of securities received as loan guarantees was $1 721 million as at March 31, 2006 ($1 391 million as at March 31, 2005).

APPENDIX 17

Contingencies (cont'd)
AS AT MARCH 31, 2006

Guarantees granted by the Société d'habitation du Québec(1)

	2006		2005
	Authorized	Contingent liabilities	Contingent liabilities
	(in millions of dollars)
Loan guarantees
Achat-rénovation, AccèsLogis Québec and Affordable Housing Québec programs social and community component(2)	605	605	424
Other guarantees
Assistance Program for Community Housing Organizations, and NPO-Private and Remote Housing programs(3)	372	372	383

	977	977	807

Allowance for losses on guaranteed financial initiatives		(11)	(9)

		966	798

(1)
The Société d'habitation du Québec (SHQ) grants guarantees under the Act respecting the Société d'habitation du Québec (R.S.Q., c. S-8).

(2)
Loans from financial institutions guaranteed by the SHQ and granted to non-profit organizations or cooperatives for periods of 25 or 35 years following the approval of an extension by the SHQ. The principal and interest associated with such loans are covered by the organizations concerned. The loans finance the cost of buildings.

(3)
Loans guaranteed by the Canada Mortgage and Housing Corporation (CMHC) for which the SHQ has concluded agreements under which it is committed to buying property taken over by the CMHC when a borrower defaults on a loan, for an amount equal to the value of the claim paid to the approved lender plus incidental expenses. Guarantees granted for the above-mentioned programs cover 25-year periods, except if they are related to loans granted in urban regions for NPO-Private housing programs, in which case they cover periods of 35 years. The principal and interest associated with such loans are covered by the organizations concerned. The loans finance the cost of buildings.

Farm and forest producer loan guarantees(1)

	2006		2005
	Authorized	Contingent liabilities	Contingent liabilities
	(in millions of dollars)
Act respecting La Financière agricole du Québec (R.S.Q., c. L-0.1)	4 072	4 022	4 100
Various acts	151	151	164

	4 223	4 173	4 264

Allowance for losses on guaranteed financial initiatives		(58)	(62)

		4 115	4 202

(1)
Balances of principal and interest on loans for which the Fonds d'assurance-prêts agricoles et forestiers reimburses losses and related charges.

APPENDIX 17

Contingencies (cont'd)
AS AT MARCH 31, 2006

Student loan guarantees(1)

	2006		2005
	Authorized	Contingent liabilities	Contingent liabilities
	(in millions of dollars)
Loans for which the Government repays interest as long as the borrower is a student	1 317	1 317	1 164
Loans for which borrowers are responsible for repaying principal and interest	1 760	1 760	1 790
Loans for the purchase of a personal computer, for which borrowers are responsible for repaying interest	14	14	20

	3 091	3 091	2 974

Allowance for losses on guaranteed financial initiatives		(356)	(375)

		2 735	2 599

(1)
The Government guarantees the reimbursement of losses of principal and interest to lending institutions under the Act respecting financial assistance for students (R.S.Q., c. A-13.3).

APPENDIX 18

Summary of fiduciary transactions conducted
by Government agencies and funds
AS AT MARCH 31, 2006

	2006				2005
	Liabilities	Assets	Increase (decrease) in accrued equity	Net equity	Net equity
	(in millions of dollars)
Caisse de dépôt et placement du Québec(1)	57 580	179 739	19 726	122 159	102 433
Comité Centraide — public sector(1)	9	9
Commission administrative des régimes de retraite et d'assurances(1)
RREGOP	54	39 146	4 578	39 092	34 514
PPMP	6	6 487	889	6 481	5 592
Other plans	41	410	42	369	327
Commission de la construction du Québec(1)
General Fund	59	76	10	17	7
Supplemental pension plan — general account	21	3 515	469	3 494	3 025
Supplemental pension plan — pensioners' account	1	4 455	409	4 454	4 045
Other	665	2 840	539	2 175	1 636
Conseil de gestion de l'assurance parentale(1)	20	20
Curateur public	77	352	(2)	275	277
Fonds central de soutien à la réinsertion sociale(1)		2		2	2
Guarantee Insurance Fund administered by the Régie des marchés agricoles et alimentaires du Québec		5	1	5	4
Fonds d'assurance parentale(1)	200	202	2	2
Fonds d'assurance-récolte and Fonds d'assurance-stabilisation des revenus agricoles	619	319	(61)	(300)	(239)
Fonds des cautionnements individuels des agents de voyages	5	5
Support Payments Fund	311	311
Fonds d'indemnisation des clients des agents de voyages	9	16	7	7
Fonds d'indemnisation des services financiers	24	5	(15)	(19)	(4)

Amounts carried forward	59 701	237 914	26 594	178 213	151 619

APPENDIX 18

Summary of fiduciary transactions conducted
by Government agencies and funds (cont'd)
AS AT MARCH 31, 2006

	2006				2005
	Liabilities	Assets	Increase (decrease) in accrued equity	Net equity	Net equity
	(in millions of dollars)
Amounts brought forward	59 701	237 914	26 594	178 213	151 619
Fonds du compte de stabilisation du revenu agricole	3	3
Trust funds	454	454
Fonds national de formation de la main-d'oeuvre	2	84	(7)	82	89
Hydro-Québec — pension plan(1)	21	11 352	1 349	11 331	9 982
Régie des rentes du Québec Fonds du régime de rentes du Québec	793	29 274	5 216	28 481	23 265
Other	13	22	2	9	7

	60 987	279 103	33 154	218 116	184 962
Funds entrusted to the Caisse de dépôt et placement du Québec		(84 869)	(12 581)	(84 869)	(72 288)

	60 987	194 234	20 573	133 247	112 674

(1)
Financial statements as at December 31, 2005.

APPENDIX 19

Financial information on the health and social services and education networks, which are not included in the Government's reporting entity
AS AT MARCH 31, 2006

Operations and accumulated operating surplus (deficit)(1)

	2006				2005
	Revenue	Expenditure	Annual surplus (deficit)	Accumulated surplus (deficit)(2)	Revenue	Expenditure	Annual surplus (deficit)	Accumulated surplus (deficit)
	(in millions of dollars)
Health and social services
Health and social services agencies	167	167	—	9	166	165	1	9
Public institutions	14 480	14 584	(104)	(1 263)	13 560	13 769	(209)	(1 176)

	14 647	14 751	(104)	(1 254)	13 726	13 934	(208)	(1 167)

Education
School boards(3)	8 874	8 830	44	298	8 679	8 705	(26)	236

Colleges(3)	1 495	1 487	8	42	1 496	1 495	1	37

Universities(4)	2 904	2 923	(19)	(242)	2 831	2 793	38	(209)

(1)
The published financial information was derived from the most recent audited financial statements available, in compliance with the accounting policies in effect in the networks. The financial information includes only financial data on operating funds. The information presented excludes data on other funds, particularly endowment funds, designated funds, restricted funds, trust funds and fixed assets funds.

(2)
Including restatements made by the networks to accumulated surpluses (deficits) at the beginning of the year, i.e. $17 million for public health institutions, $18 million for school boards, ($3) million for colleges and ($14) million for universities.

(3)
These data were derived from audited financial statements as at June 30, 2005 and June 30, 2004.

(4)
These data were derived from audited financial statements as at May 31, 2005 and May 31, 2004.

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CONSOLIDATED FINANCIAL STATEMENTS